As filed with the Securities and Exchange Commission on December 19, 1997

                              REGISTRATION NO 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549
                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------

                         CYBERSHOP INTERNATIONAL, INC.

            (Exact Name of Registrant as Specified in Its Charter)




                      DELAWARE                         7375                           13-3979226
         (State or Other Jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer Identification No.)
         Incorporation or Organization)    Classification Code Number)



                               ----------------

               CYBERSHOP INTERNATIONAL, INC., 130 MADISON AVENUE
                   NEW YORK, NEW YORK 10016, (212) 532-3553
         (Address, including ZIP Code, and Telephone Number, including
            Area Code, of Registrant's Principal Executive Offices)

                               ----------------

                   JEFFREY S. TAUBER, CHAIRMAN OF THE BOARD
               CYBERSHOP INTERNATIONAL, INC., 130 MADISON AVENUE
                   NEW YORK, NEW YORK 10016, (212) 532-3553
               (Name, Address, including ZIP Code, and Telephone

              Number, including Area Code, of Agent for Service)
                               ----------------
                Copies of all communications should be sent to:

         Walter M. Epstein, Esq., Rubin Baum Levin Constant & Friedman 30 Rockefeller Plaza, New York, New York 10112, (212) 698-7700

                Robert Rosenman, Esq., Cravath, Swaine & Moore
 Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, (212) 474-1000
                               ----------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act") check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================

                                                                                          PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF              AMOUNT TO BE      PROPOSED MAXIMUM       AGGREGATE OFFERING       AMOUNT OF
         SECURITIES TO BE REGISTERED             REGISTERED    OFFERING PRICE PER UNIT      PRICE(1)(2)       REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share ......   2,300,000              $8.00               $18,400,000             $5,428
==================================================================================================================================

(1) Includes 300,000 shares which the Underwriter has an option to purchase from the Company to cover over-allotments, if any.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(a) under the Securities Act.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

                SUBJECT TO COMPLETION, DATED DECEMBER 19, 1997


P R O S P E C T U S

                               2,000,000 SHARES


                               [GRAPHIC OMITTED]


                         CYBERSHOP INTERNATIONAL, INC.
                                  COMMON STOCK

                                 -----------

     All the shares of Common Stock offered hereby are being sold by CyberShop International, Inc. ("CyberShop" or the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $6.00 and $8.00 per share. See "Underwriting" for certain factors considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on The Nasdaq SmallCap Market/SM/ under the symbol "CYSP."

                                   -----------

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                                   -----------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

================================================================================
                     PRICE TO     UNDERWRITING     PROCEEDS TO
                      PUBLIC      DISCOUNT(1)      COMPANY(2)
--------------------------------------------------------------------------------
Per Share  ......      $              $                $
Total(3)   ......      $              $                $
================================================================================

(1) Excludes warrants sold to C.E. Unterberg, Towbin (the "Underwriter") to purchase 200,000 shares of Common Stock at an exercise price equal to 110% of the initial public offering price (the "Underwriter's Warrants"). The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

(2) Before deducting  expenses of the Offering payable by the Company  estimated
  at $       .

(3) The Company has granted the Underwriter an option, exercisable within 30 days of the date hereof, to purchase up to 300,000 additional shares of Common Stock, on the same terms as set forth above, for the purpose of covering over-allotments, if any. If such option is exercised in full, the total price to public, underwriting discount and proceeds to Company will be
    $      , $        and $       , respectively. See "Underwriting."

     The shares of Common Stock are offered by the Underwriter, subject to receipt and acceptance of such shares by it. The Underwriter reserves the right to reject any order in whole or in part. It is expected that the shares of Common Stock will be ready for delivery on or about ____________, 1998.

                                  -----------

                            C.E. UNTERBERG, TOWBIN

                                _________, 1998

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

[DESCRIPTION OF CYBERSHOP HOME PAGE
The Home page contains direct links, both in graphic and text formats, to CyberShop's feature departments (Gourmet Collection, Gift Emporium, Home Style, and Electronics Plus), the store directory, the store's search engine, as well as to featured products and brands within the store. The Home page also serves to help direct users to customer service and the sign-in/sign-up registration area.]






     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


                          FORWARD LOOKING STATEMENTS


     The statements contained in this Prospectus that are not historical facts are forward-looking statements. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. From time to time, the Company or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in various filings made by the Company with the Securities and Exchange Commission (the "Commission"), or press releases or oral statements made by or with the approval of an authorized executive officer of the Company. These forward-looking statements involve predictions. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect the Company's future operating results include, but are not limited to, the factors set forth under "Risk Factors" herein, and economic conditions, including economic conditions related to the online commerce industry.


                              ------------------
     CyberShop- (and its related logo) is a United States service mark of the Company. The Company has filed intent to use applications with the United States Patent and Trademark Office for the following trademarks and/or service marks:
CyberGift, the @home department store and Gifts Wrapped & Ready. All other trade names, trademarks or service marks appearing in this Prospectus are the property of their respective owners and are not the property of the Company.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto included elsewhere in this Prospectus. The Company was incorporated in Delaware in October 1997 and is the parent company of CyberShop, L.L.C., a New Jersey limited liability corporation that was established on December 1, 1994. In ____________, 1998 the members of CyberShop, L.L.C. contributed all of their membership interests in exchange for 5,000,000 shares of the Common Stock of the Company (the "Contribution"). Except as otherwise specified, all information in this Prospectus: (i) assumes no exercise of the Underwriter's over-allotment option or the Underwriter's Warrants and
(ii) gives effect to the Contribution. The term "Company" includes, unless the context otherwise requires, CyberShop International, Inc.
and CyberShop, L.L.C.

                                  THE COMPANY

     CyberShop is an online retailer that offers over 40,000 products from more than 400 manufacturers through its online stores on the Internet and America Online, Inc. ("AOL"). The Company seeks to provide an online shopping experience that incorporates traditional department store and mail-order features into an interactive, easy-to-use and compelling online environment.

     The Company believes that online technology, and the Internet in particular, is an advantageous medium for the selling of merchandise relative to traditional retail stores and mail-order catalogs. Leveraging online technology and the global reach of the Internet, the online retailing model provides CyberShop with virtually unlimited online shelf space and the ability to reach a geographically unlimited consumer base, without the costs associated with constructing traditional retail stores and distributing mail-order catalogs. The Company's strategy is to offer quality merchandise, provide effective customer service, and capitalize on the inherent economies of the online retailing model. The Company, which launched its Internet store in September 1995, is still in early stages of development. The Company believes that its ability to achieve profitability will depend primarily on its ability to increase revenues generated by transactions relating to sales of merchandise through its online stores. CyberShop's management team has experience in a broad range of retailing environments, including department stores, specialty retailing stores, television merchandising and direct mail.

     CyberShop's online stores are accessed at CYBERSHOP.COM on the Internet and in the Department Store and Gift areas of the AOL Shopping Channel. CyberShop's online stores provide high quality color pictures and detailed information relating to products that are conveniently organized into departments by brand and category such as housewares, consumer electronics, gifts and gourmet food, similar to those of traditional department stores. Shoppers can search for, browse and select products throughout the store and place selected merchandise in a virtual shopping bag that facilitates the process of collecting items, subtotaling purchases and reaching the purchase decision. Furthermore, CyberShop has established strategic relationships with manufacturers which allow most products to be rapidly shipped directly from the manufacturer. Manufacturer direct shipping enables the Company to avoid inventory related risks, limit overhead costs and provide prompt delivery.

     As part of its marketing strategy, the Company has formed a strategic alliance with AOL pursuant to a marketing agreement. This agreement provides for CyberShop to be featured on the AOL Shopping Channel as one of three anchor tenants within the Department Store area and to be prominently featured in the Gift area. In addition, the Company plans to establish strategic alliances with other online companies and begin a targeted advertising campaign to attract additional customers to the its online stores. The Company believes both online and traditional media exposure are critical to maximizing brand recognition and driving traffic to its online stores.

     International Data Corporation ("IDC"), an independent market research organization, estimates that the total value of goods and services purchased on the Internet was $296 million in 1995, $2.6 billion in 1996 and will increase to $220 billion by the year 2001. The number of Company customers grew from approximately 2,250 at December 31, 1996 to approximately 8,900 at December 1, 1997. The Company believes it has positioned itself to capitalize on the potential growth of online commerce by selectively targeting manufacturers and other online companies with which to establish strategic relationships.

     The Company's office is located at 130 Madison Avenue, New York, New York 10016 and its telephone number is 212-532-3553.

                                 THE OFFERING

Common Stock offered hereby   .................   2,000,000 shares
Common Stock outstanding after the Offering  ..   7,000,000 shares (1)
Use of proceeds   .............................   The  net  proceeds   from  the
                                                  Offering  will  be used by the
                                                  Company  to  expand  marketing
                                                  and  advertising  efforts  and
                                                  potential  strategic alliances
                                                  with Internet  search  engines
                                                  and  guides,  to  develop  and
                                                  market    an    online    gift
                                                  registry, to fund payments due
                                                  to  AOL,   and   for   working
                                                  capital   and  other   general
                                                  corpo-     rate      purposes,
                                                  including   expansion  of  the
                                                  Com-     pany's      technical
                                                  infrastructure   and  possible
                                                  future strategic alliances and
                                                  acquisitions.   See   "Use  of
                                                  Proceeds."

Proposed Nasdaq SmallCap Market Symbol ........   CYSP

----------

(1) Excludes (i) an aggregate of 1,412,042 shares of Common Stock reserved for issuance under the Company's stock option plans of which 342,042 shares are issuable upon the exercise of stock options outstanding as of September 30, 1997 and (ii) 200,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants. The weighted average exercise price of all outstanding options is $1.48 per share (assuming an initial public offering price of $6.00 per share). See "Management," "Description of Capital Stock" and "Underwriting."


                                 RISK FACTORS

     In connection with this Offering, prospective investors should carefully consider the factors set forth under Risk Factors, including limited operating history, accumulated deficit, anticipated losses, uncertainty of future results; competition; dependence upon strategic alliances; reliance on certain suppliers; Internet related risks; risk of capacity constraints, reliance on internally developed transaction-processing systems, system development risks; management of growth; dependence on key personnel, need for additional personnel; potential fluctuations in quarterly operating results, seasonality; risk of system failure; need for additional funds; potential inability to protect trademarks and proprietary rights; sales and other taxes, control of the company; antitakeover effect of certain charter provisions; shares eligible for future sale; registration rights; absence of prior public market, possible volatility of stock price; immediate and substantial dilution; absence of dividends; and no specific use of certain proceeds.

                         SUMMARY FINANCIAL INFORMATION


                                         INCEPTION
                                       (DECEMBER 1,
                                       1994) THROUGH          FISCAL YEAR ENDED                 NINE MONTHS ENDED
                                       DECEMBER 31,              DECEMBER 31,                     SEPTEMBER 30,
                                      ---------------   ------------------------------   -------------------------------
                                           1994             1995             1996            1996             1997
                                      ---------------   -------------   --------------   -------------   ---------------
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA
Revenues:
 Net sales ........................     $       0        $   18,670      $  272,560       $   57,245      $    496,150
 Manufacturer set up fees .........             0           417,365          74,325           68,325            82,435
 Other revenues ...................             0             8,800           8,500            8,500               509
                                        ---------        ----------      ----------       ----------      ------------
   Total revenues .................             0           444,835         355,385          134,070           579,094
Cost of revenues ..................             0            13,769         155,274           30,680           355,602
                                        ---------        ----------      ----------       ----------      ------------
Gross profit ......................             0           431,066         200,111          103,390           223,492
Selling, general and administrative
 expenses .........................        47,543           772,744       1,011,257          419,714         1,323,115
                                        ---------        ----------      ----------       ----------      ------------
Loss from operations ..............       (47,543)         (341,678)       (811,146)        (316,324)       (1,099,623)
Net loss(1) .......................     $ (47,458)       $ (335,656)     $ (807,932)      $ (315,597)     $ (1,084,328)
                                        =========        ==========      ==========       ==========      ============
Net loss per share ................                                      $     (.17)                      $       (.21)
                                                                         ==========                       ============
Pro forma weighted average shares
 outstanding ......................                                       4,755,308                          5,257,683


                                      AS OF SEPTEMBER 30, 1997
                                    ----------------------------
                                      ACTUAL      AS ADJUSTED(2)
                                    ----------   ---------------
CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents .......    $764,273      $11,399,273
Working capital .................     733,484       11,368,484
Total assets ....................     968,009       11,603,009
Stockholders' equity ............     864,069       11,499,069


----------

(1) The Company was an L.L.C. and as a result was treated as a partnership for both Federal and state income tax purposes for all periods from December 1, 1994 through September 30, 1997. The net loss of the business for those periods was included in the individual tax returns of the stockholders. Had the Company been subject to Federal and state corporate tax rates as a C Corporation, the pro forma benefit for income taxes would have been ($323,173) and ($433,731) for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. The pro forma net loss per share would have been ($.10) and ($.12) for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

(2) Adjusted to give effect to the sale by the Company of 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.00 per share and after deducting estimated Offering expenses, including the underwriting discounts and commissions. See "The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

     In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors before making an investment decision concerning the Common Stock.


LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; ANTICIPATED LOSSES; UNCERTAINTY OF FUTURE RESULTS

     The Company was in a test period from its inception in December 1994 until it commenced its operations in September 1995 and is still in the early stages of development. Accordingly, the Company has a limited operating history on which to base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. To address these risks, the Company must, among other things, continue to expand its manufacturer channels and buyer resources, manage pricing risks, maintain its customer base and attract significant numbers of new customers, respond to competitive developments, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technologies and retailing services and commercialize products and services incorporating such technologies, continue to develop and upgrade its transaction-processing systems, improve its website, provide superior customer service and order fulfillment, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company. Since inception, the Company has incurred significant losses, and as of September 30, 1997 had an accumulated deficit of $2,275,374. Achieving profitability given the Company's planned operations depends primarily upon the Company's ability to generate and sustain substantially increased revenue levels. As a result, the Company believes that it will incur substantial operating losses for the foreseeable future. In view of the rapidly evolving nature of the Company's business and its limited operating history, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's current and future expense levels are based largely on its planned operations and estimates of future revenues. Sales and operating results generally depend on the volume of, timing of and ability to fulfill orders received, which are difficult to forecast. Accordingly, any significant shortfall in revenues in relation to the Company's planned expenditures would have an immediate adverse effect on the Company. See "Business."

COMPETITION

     The online commerce market is new, rapidly evolving and intensely competitive. The Company expects competition in the online commerce market to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. In addition, the retail shopping industry is intensely competitive. The Company currently or potentially competes with a variety of other companies, including traditional stores, non-traditional retailers, such as television retailers and mail order catalogs, and other online retailers. Competitive pressures created by any one of these companies, or by the Company's competitors collectively, could have a material adverse effect on the Company.

     The Company believes that the principal competitive factors in its market are brand recognition, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of site content, and reliability and speed of fulfillment. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of the Company's competitors may be able to secure merchandise from manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to website and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and competitive pressures faced by the Company may have a material adverse effect on the Company. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on the Company. New technologies and the expansion of existing technologies may increase the competitive pressures on the Company. See "Business --Competition."

DEPENDENCE UPON STRATEGIC ALLIANCES

     The Company relies on certain strategic alliances to attract shoppers to purchase its products. The Company has entered into a strategic alliance with AOL pursuant to a marketing agreement. The Company's ability to generate revenues from online commerce depends, among other things, upon the increased traffic, purchases, advertising and sponsorships that the Company generates through its strategic alliance with AOL. The Company's agreement with AOL terminates on December 31, 1998. There can be no assurance that the Company's relationship with AOL will be extended beyond its initial term or on what terms such relationship will be extended. In addition, the Company is seeking to enter into long-term exclusive marketing agreements with several of the largest Internet search engines and guides, as well as entering into other strategic alliances. There can also be no assurance that additional third-party alliances will be available to the Company on acceptable commercial terms or at all. The Company's inability to enter into new strategic alliances or to maintain its existing strategic alliances could have a material adverse effect on the Company. See "Business -- Strategic Alliances."

RELIANCE ON CERTAIN SUPPLIERS

     Suppliers for the Company's online stores include manufacturers and a limited number of distributors. The Company purchases the majority of its products from 45 manufacturers, which accounted for 65% of the Company's purchases during the nine months ended September 30, 1997. The Company warehouses limited inventory during certain holiday and gift giving periods and relies on rapid fulfillment from these manufacturers and warehouses. There can be no assurance that the Company's current manufacturers will continue to sell merchandise to the Company on current terms or that the Company will be able to establish new or extend current manufacturer relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. Loss of these relationships could have a material adverse effect on the Company. The Company also relies on most of its manufacturers to process and ship merchandise directly to customers. The Company has limited control over the shipping procedures of its manufacturers, and shipments by these manufacturers have at times been subject to delays. Although most merchandise sold by the Company carries a warranty supplied by the manufacturer and the Company is not obligated to accept merchandise returns, the Company provides a 30-day money back guarantee. If the quality of service provided by such manufacturers falls below a satisfactory standard or if the Company's level of returns exceeds its expectations, the Company will be materially adversely affected. See "Business -- Manufacturer Relationships."

INTERNET RELATED RISKS

     Dependence on Continued Growth of Online Commerce

     The  Company's  future  revenues  and  future  profits  are   substantially
dependent upon the widespread acceptance and use of the Internet and online services as an effective medium of commerce by consumers. Rapid growth in the use of and interest in the Internet and online services like AOL is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty. The Company relies on consumers who have historically used traditional means of commerce to purchase merchandise. For the Company to be successful, these consumers must accept and utilize novel ways of conducting business and exchanging information. Moreover, critical issues concerning the commercial use of the Internet, such as ease of access, security, reliability, cost and quality of service, remain unresolved and may affect the growth of Internet use or the attractiveness of conducting commerce online.

     In addition, the Internet and online services may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet and online services continue to experience significant growth, there can be no assurance that the infrastructure of the Internet and online services will prove adequate to support increased user demands. In addition, the Internet or online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or online service activity. Changes in or insufficient availability of telecommunications services to support the Internet or online services also could result in slower response times and adversely affect usage of the Internet and online services generally and the Company in particular. If use of the Internet and online services does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet and online services does not effectively support growth that may occur, or if the Internet and online services do not become a viable commercial marketplace, the Company would be materially adversely affected. See "Business -- Online Shopping Industry."

     Online Commerce Security Risks

     The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data. Any compromise of the Company's security could have a material adverse effect on the Company and its reputation. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations. The Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage the Company's reputation and expose the Company to a risk of loss or litigation and possible liability which could have a material adverse effect on the Company. See "Business -- Technology."

     Governmental Regulation and Legal Uncertainties

     The Company is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have an adverse effect on the Company. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. In addition, as the Company's service is available over the Internet in multiple states and foreign countries, and as the Company sells to numerous consumers residing in such states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state and foreign country. The Company is qualified to do business in only two states, and failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the Company to taxes and penalties for the failure to qualify. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company.

     Liability for Information Retrieved from the Internet

     Due to the fact that material may be downloaded from websites and subsequently distributed to others, there is a potential that claims will be made against the Company for negligence, copyright or trademark infringement or other theories based on the nature and content of such material. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify the Company for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on the Company.

RISK OF CAPACITY CONSTRAINTS; RELIANCE ON INTERNALLY DEVELOPED
TRANSACTION-PROCESSING SYSTEMS; SYSTEM DEVELOPMENT RISKS

     The satisfactory performance, reliability and availability of the Company's store on the Internet, transaction-processing systems and network infrastructure are critical to the Company's reputation and its ability to attract and retain customers and maintain adequate customer service levels. The Company's revenues depend on the number of visitors who shop at its store on the Internet and the volume of orders it fulfills. Any system interruptions that result in the unavailability of the Company's store on the Internet or reduced order fulfillment performance would reduce the volume of goods sold and the attractiveness of the Company's product offerings. The Company has experienced periodic system interruptions, which it believes will continue to occur from time to time.

     There may be a significant need to upgrade the capacity of the Company's store on the Internet in order to handle thousands of simultaneous shoppers. The Company's inability to add additional software and hardware or to develop and upgrade further its existing technology, transaction-processing systems or network infrastructure to accommodate increased traffic on its store on the Internet or increased sales volume through its transaction-processing systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service and impaired quality and speed of order fulfillment, any of which could have a material adverse effect on the Company. See "Business -- Technology."

RISK OF SYSTEM FAILURES

     The Company's success, in particular its ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of its computer and communications hardware systems. The Company's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. The Company presently has very limited redundant systems. It does not have a formal disaster recovery plan and carries limited business interruption insurance to compensate it for losses that may occur. Despite the implementation of network security measures by the Company, its servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. In addition, the Company relies on transaction processing systems operated by AOL to receive and fulfill orders in its AOL stores. Disruptions or failures in the AOL transaction processing system could have a material adverse effect on the Company. The Company's AOL stores are also vulnerable to AOL system-wide interruptions and failures. The occurrence of any of the foregoing risks could have a material adverse effect on the Company. See "Business -- Facilities" and "-- Technology."

MANAGEMENT OF GROWTH

     To manage the expected growth of its operations and personnel, the Company will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, and to expand, train and manage its already growing employee base. Further, the

Company will be required to maintain and expand its relationships with various merchandise manufacturers, distributors, Internet and other online service providers and other third parties necessary to the Company's business. If the Company is unable to manage growth effectively, the Company will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Employees."

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

     The Company's performance is substantially dependent on the continued services and on the perfORmance of its senior management and other key personnel, particularly Jeffrey S. Tauber, its President, Chief Executive Officer and Chairman of the Board. The Company's performance also depends on the Company's ability to retain and motivate its other officers and key employees. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company. The Company does not have long-term employment agreements with any of its key personnel. The Company's future success also depends on its ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to successfully attract, assimilate or retain sufficiently qualified personnel which could have a material adverse effect on the Company.
See "Business -- Employees" and "Management."

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

     The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include, without limitation, (i) the Company's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction, (ii) the mix of products sold by the Company,
(iii) the announcement or introduction of new sites, services and products by the Company and its competitors, (iv) price competition in the industry, (v) the level of use of the Internet and online services and increasing consumer acceptance of the Internet and other online services for the purchase of consumer products such as those offered by the Company, (vi) the Company's ability to upgrade and develop its systems and infrastructure and attract new personnel in a timely and effective manner, (vii) the level of traffic on the Company's website, (viii) technical difficulties, system downtime or Internet brownouts, (ix) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, (x) the implementation of strategic alliances, (xi) the level of merchandise returns experienced by the Company, (xii) governmental regulation, and (xiii) general economic conditions and economic conditions specific to the Internet and online commerce.

     The Company expects that it will experience seasonality in its business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Internet usage and the rate of Internet growth may be expected to decline during the summer. Further, sales in the traditional retail industry are significantly higher in the fourth calendar quarter of each year than in the preceding three quarters. Due to the foregoing factors, in one or more future quarters the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED FOR ADDITIONAL FUNDS

     Based on current levels of operations and planned growth, the Company anticipates that its existing capital resources, together with cash generated from operations and the proceeds of this Offering, will enable it to maintain its operations for at least 12 months from the date of this Prospectus. The Company may require additional funds to sustain and expand its sales and marketing activities and its strategic alliances, particularly if a well-financed competitor emerges or if there is a shift in the type of Internet services that are developed and ultimately receive customer acceptance. Adequate funds for these and other purposes on terms acceptable to the Company, whether through additional equity financing, debt financing or other sources, may not be available when needed or may result in significant dilution to existing stockholders. The Company's lack of tangible assets to pledge could prevent the Company from establishing a source for additional financing. There can be no assurance that such financing will be available in amounts or on terms acceptable to the Company, if at all. The inability to obtain sufficient funds from operations and external sources would have a material adverse effect on the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

POTENTIAL INABILITY TO PROTECT TRADEMARKS AND PROPRIETARY RIGHTS

     The Company's performance and ability to compete are dependent to a significant degree on its proprietary technology. The Company regards its copyrighted material, service marks, trademarks, trade secrets and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. The Company has the registered service mark CyberShop in the United States. There can be no assurance that the Company will be able to secure significant protection for these trademarks. It is possible that competitors of the Company or others will adopt product or service names similar to "CyberShop" and the Company's other trademarks, thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. The inability of the Company to protect the name "CyberShop" adequately would have a material adverse effect on the Company. The Company generally has entered into agreements containing confidentiality and non-disclosure provisions with its employees and consultants and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions taken by the Company, it might be possible for a third party to copy or otherwise obtain and use the Company's software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of the Company's technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford the Company little or no effective protection of its intellectual property. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which the Company's products and services are made available online. In the future, the Company may also need to file lawsuits to enforce the Company's intellectual property rights, protect the Company's trade secrets, and determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on the Company.

     The Company also relies on a variety of technology that it licenses from third parties, including its database and Internet server software, which is used in the Company's website to perform key functions. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability of the Company to maintain or obtain upgrades to any of these technology licenses could result in delays in completing its proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would have a material adverse effect on the Company. See "Business -- Technology --Proprietary Technology."

SALES AND OTHER TAXES

     Except in certain limited cases, the Company does not currently collect sales or other similar taxes for shipments of goods into states other than New York and New Jersey. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies, such as the Company, which engage in online commerce. In addition, any new operation in states outside of New York and New Jersey could subject shipments into such states to state sales taxes under current or future laws. A successful assertion by one or more states or any foreign country that the Company should collect sales or other taxes on the sale of merchandise could have a material adverse effect on the Company.

CONTROL OF THE COMPANY

     Immediately upon completion of this Offering, approximately 49.4% of the outstanding Common Stock will be beneficially owned by Jeffrey S. Tauber, the Company's President, Chief Executive Officer and Chairman of the Board, and members of Mr. Tauber's family (47.3% if the over-allotment option is exercised in full). As a result, upon completion of this Offering, the Tauber family will be able to elect the Company's directors, amend the Company's Certificate of Incorporation or By-Laws, or effect a merger, sale of assets or other corporate transaction. The extent of ownership by the Tauber family may also have the effect of preventing a change in control of the Company or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the market price of the Common Stock. See "Management," "Certain Transactions" and "Principal Stockholders."

ANTITAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

     The Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no present plans to issue shares of Preferred Stock. Further, certain provisions of the Company's Certificate of Incorporation and By-Laws and Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company.
See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     After the completion of this Offering, 7,000,000 shares of Common Stock will be outstanding. Of such shares, the 2,000,000 shares of Common Stock offered hereby will be tradeable without restriction by persons other than
"affiliates" of the Company. The remaining 5,000,000 shares of Common Stock which will be outstanding after this Offering are "restricted securities" within the meaning of Rule 144 under the Securities Act, and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144 promulgated under the Securities Act. The Company, and all of its directors, officers, existing stockholders and option holders have agreed to "lock-up" arrangements under which they may not offer to sell, sell, contract to sell, pledge, or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock without the prior written consent of the Underwriter, subject to certain exceptions, for a period of one year after the date of this Prospectus. Upon expiration of the one year period, 1,545,134 shares held by non-affiliates will be saleable pursuant to Rule 144(k) and 3,796,908 shares will be saleable pursuant to Rule 144 and Rule 701 promulgated under the Securities Act. In addition, certain stockholders of the Company are entitled to both demand and piggyback registration rights with respect to 829,856 shares of Common Stock. Upon completion of the Offering, the Company will sell to the Underwriter the Underwriter's Warrants which are exercisable from ______, 1999 until _______, 2004 and which require that the Company register the Common Stock for which such Underwriter's Warrants are exercisable within one year from the date hereof. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. See "Description of Capital Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this Offering, there has been no public market for the Common Stock. The Company has applied for listing of the Common Stock on The Nasdaq SmallCap Market under the trading symbol "CYSP". The initial public offering price will be determined through negotiations between the Com-
pany and the Underwriter, and may not be indicative of the market price for the Common Stock after the completion of this Offering. Among the factors to be considered in determining the initial public offering price will be the Company's record of operations, its current financial condition, its future prospects, the market for its products, the experience of its management, the economic conditions of the Company's industry in general, the general condition of the equity securities market, the demand for similar securities of companies considered comparable to the Company and other relevant factors. See "Underwriting."

     The trading price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats or new products or services by the Company or its competitors, changes in financial estimates by securities analysts, conditions or trends in the Internet and online commerce industries, changes in the market valuations of other Internet, online service or retail companies, announcements by the Company of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, sales of Common Stock and other events or factors, many of which are beyond the Company's control. In addition, the stock market in general, and The Nasdaq SmallCap Market and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially and adversely affect the market price of the Common Stock, regardless of the Company's operating performance.

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of the 2,000,000 shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share of $4.36 at an assumed initial public offering price of $6.00 per share and after deducting estimated underwriting discounts and commissions and Offering expenses. In addition, as of September 30, 1997, the Company has issued options to purchase 342,042 shares of Common Stock. If such options are exercised in full (assuming an initial public offering price of $6.00 per share), there would be no change in the dilution in the net tangible book value per share. See "Dilution."

ABSENCE OF DIVIDENDS

     The Company has never declared or paid any dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

NO SPECIFIC USE OF CERTAIN PROCEEDS

     Except for approximately $3,700,000, the Company has not designated any specific use for the net proceeds from the sale by the Company of the 2,000,000 shares of Common Stock offered hereby. The Company expects to use the portion of the net proceeds not designated for any specific use (approximately $6,935,000 million, or $8,609,000 million if the Underwriter's over-allotment option is exercised in full (assuming an initial public offering price of $6.00 per share and after deducting the estimated underwriting discount and Offering expenses)), for general corporate purposes, including working capital to fund anticipated operating losses and capital expenditures. The Company may use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. The Company has no present understandings, commitments or agreements with respect to any acquisition or investment. Accordingly, management will have significant flexibility in applying the net proceeds of this Offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company. See "Use of Proceeds."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby, at an assumed initial public Offering price of $6.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses, are estimated to be approximately $10,635,000 (approximately $12,309,000 if the Underwriter's over-allotment option is exercised in full). The net proceeds from this Offering will be used by the Company as follows: approximately $2,450,000 to expand marketing and advertising efforts and potential strategic alliances with Internet search engines and guides; approximately $750,000 to develop and market an online gift registry; approximately $500,000 to fund payments due to AOL pursuant to a marketing agreement with AOL; and the balance for working capital and other general corporate purposes, including expansion of the Company's technical infrastructure and possible future strategic alliances and acquisitions. See "Risk Factors -- No Specific Use of Certain Proceeds" and "Business."

     From time to time, in the ordinary course of business, the Company evaluates possible acquisitions of, or investments in, businesses, products and technologies that are complementary to those of the Company. A portion of the net proceeds may therefore be used to fund acquisitions or investments. The Company currently has no arrangements, agreements or understandings, and is not engaged in active negotiations, with respect to any such acquisition or investment.

     Pending the application of the net proceeds from this Offering, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing instruments or money market funds. To the extent necessary to avoid being subject to the registration requirements of the Investment Company Act of 1940, as amended, the Company would invest the balance in United States Treasury obligations. Returns on such investments may be less than those that might otherwise result if the Company were able to use such funds immediately in its operations.

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends on its Common Stock. The Company does not anticipate paying any dividends on the Common Stock in the foreseeable future and intends to retain all available funds for use in the operation and development of its business. The Board of Directors intends to review the Company's dividend policy from time to time. Any payment of dividends in the future will be at the discretion of the Board of Directors and will be dependent on the earnings and financial requirements of the Company and other factors, including restrictions imposed by the Delaware General Corporation Law ("GCL") on the payment of dividends, and such other factors as the Board of Directors deems relevant.

                                   DILUTION

     The net  tangible  book value of the  Company  at  September  30,  1997 was
$864,069 or approximately $.17 per outstanding share of Common Stock. Net tangible book value per share is determined by dividing the Company's tangible net worth (tangible assets less total liabilities) by the number of shares of Common Stock outstanding. After giving effect to the sale of the 2,000,000 shares of Common Stock offered by the Company hereby and the receipt of the estimated net proceeds therefrom (at the assumed initial public offering price of $6.00 per share and after deducting estimated offering expenses, including the underwriting discounts and commissions), the adjusted net tangible book value of the Company at September 30, 1997 would have been $11,499,069 or $1.64 per share. This represents an immediate increase in net tangible book value of $1.47 per share to existing stockholders and an immediate dilution to new investors of $4.36 per share to purchasers of Common Stock in the Offering. Dilution is determined by subtracting the adjusted net tangible book value per share after the Offering from the initial public offering price per share. The following table illustrates this dilution:

Assumed initial public offering priced per share .....................              $ 6.00
 Net tangible book value per share at September 30, 1997 .............    $ 0.17
 Net increase per share attributable to the new investors ............      1.47
                                                                          ------
 Adjusted net tangible book value per share after the Offering .......                1.64
                                                                                    ------
 Dilution to new investors ...........................................              $ 4.36
                                                                                    ======

     The following table summarizes as of September 30, 1997, the difference between the existing stockholders and the new investors purchasing shares of Common Stock in the Offering with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid therefor and the average price per share.

                                   SHARES PURCHASED          TOTAL CONSIDERATION
                                -----------------------   -------------------------    AVERAGE PRICE
                                 NUMBER        PERCENT     AMOUNT          PERCENT      PER SHARE
                                -----------   ---------   -------------   ---------   --------------
Existing stockholders .......    5,000,000       71.4%    $ 3,139,443        20.7%        $0.63
New investors ...............    2,000,000       28.6%     12,000,000        79.3%        $6.00
                                 ---------     ------     -----------      ------
 Total ......................    7,000,000      100.0%    $15,139,443       100.0%
                                 =========     ======     ============     ======

     The foregoing computations assume no exercise of stock options outstanding after September 30, 1997. As of September 30, 1997, an aggregate of 342,042 shares of Common Stock were issuable upon the exercise of outstanding options at a weighted average exercise price per share of $1.48 per share. To the extent that shares of Common Stock are issued upon exercise of these options there would be no effect on the dilution to new investors. See "Management."

                                CAPITALIZATION

     The following table sets forth (i) the capitalization of the Company as of September 30, 1997 and (ii) the capitalization of the Company as adjusted to give effect to the sale of the Common Stock offered hereby at an assumed initial public offering price of $6.00 per share and after deducting estimated underwriting discounts and commissions and Offering expenses. This table should be read in conjunction with the Financial Statements of the Company and notes thereto included elsewhere in this Prospectus. See "Description of Capital Stock."

                                                                   AS OF SEPTEMBER 30, 1997
                                                                 -----------------------------
                                                                   ACTUAL      AS ADJUSTED (1)
                                                                 ----------   ----------------
Current portion of capital lease obligations .................   $ 10,141       $    10,141
                                                                 =========      ============
Capital lease obligations, less current portion ..............   $ 11,190       $    11,190
                                                                 --------       -----------
Stockholders' equity:
Preferred Stock, $0.001 par value, 5,000,000 authorized; 0
  shares issued and outstanding; 0 shares issued and outstand-
  ing, as adjusted ...........................................         --                --
Common Stock, $0.001 par value, 25,000,000 authorized;
  5,000,000 shares issued and outstanding; 7,000,000 shares
  issued and outstanding, as adjusted(2) .....................      5,000             7,000
Additional paid-in capital ...................................    859,069        11,492,069
                                                                 --------       -----------
Total stockholders' equity ...................................    864,069        11,499,069
                                                                 --------       -----------
Total capitalization .........................................   $875,259       $11,510,259
                                                                 =========      ============

(1) Adjusted to give effect to the sale by the Company of 2,000,000 shares of Common Stock offered hereby at an assumed initial public price of $6.00 per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds."

(2) Actual information excludes an aggregate of 1,412,042 shares of Common Stock reserved for issuance under the Company's stock option plans and other stock options, of which 342,042 shares are issuable upon the exercise of stock options outstanding as of September 30, 1997. The weighted average exercise price of all outstanding options is $1.48 per share. As adjusted information excludes 200,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants. See "Management," "Description of Capital Stock" and "Underwriting."

                            SELECTED FINANCIAL DATA

     The selected consolidated statements of operations data for the period from inception (December 1, 1994) through December 31, 1994 and the years ended December 31, 1995 and 1996 and the selected consolidated balance sheet data as of December 31, 1995 and 1996 have been derived from the audited consolidated Financial Statements included elsewhere in this Prospectus. The selected consolidated balance sheet data as of December 31, 1994 has been derived from the audited consolidated financial statements not included in this Prospectus. The selected consolidated balance sheet data as of September 30, 1997 and the selected consolidated statement of operations data for the nine months ended September 30, 1996 and 1997 have been derived from unaudited interim consolidated financial statements of the Company that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the data. The results of operations for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. The Company was an L.L.C. and as a result was treated as a partnership for both Federal and state income tax purposes for all periods from December 1, 1994 through September 30, 1997. Accordingly, there was no tax loss carry-forward. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                         INCEPTION
                                       (DECEMBER 1,
                                       1994) THROUGH                                            NINE MONTHS ENDED
                                       DECEMBER 31,     FISCAL YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                      ---------------   ------------------------------   -------------------------------
                                           1994             1995             1996            1996             1997
                                      ---------------   -------------   --------------   -------------   ---------------
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA
Revenues:
 Net sales ........................     $       0        $   18,670      $  272,560       $   57,245      $    496,150
 Manufacturer set up fees .........             0           417,365          74,325           68,325            82,435
 Other revenues ...................             0             8,800           8,500            8,500               509
                                        ---------        ----------      ----------       ----------      ------------
  Total revenues ..................             0           444,835         355,385          134,070           579,094
Cost of revenues ..................             0            13,769         155,274           30,680           355,602
                                        ---------        ----------      ----------       ----------      ------------
Gross profit ......................             0           431,066         200,111          103,390           223,492
Selling, general and administrative
 expenses .........................        47,543           772,744       1,011,257          419,714         1,323,115
                                        ---------        ----------      ----------       ----------      ------------
 Loss from operations .............       (47,543)         (341,678)       (811,146)        (316,324)       (1,099,623)
Other income ......................            85             6,022           3,214              727            15,295
                                        ---------        ----------      ----------       ----------      ------------
Net loss(1) .......................     $ (47,458)       $ (335,656)     $ (807,932)      $ (315,597)     $ (1,084,328)
                                        =========        ==========      ==========       ==========      ============
Net loss per share ................                                      $     (.17)                      $       (.21)
                                                                         ==========                       ============
Pro forma weighted average shares
 outstanding ......................                                       4,755,308                          5,257,683

                                             AS OF DECEMBER 31,              AS OF SEPTEMBER 30, 1997
                                    ------------------------------------   ----------------------------
                                       1994         1995         1996        ACTUAL      AS ADJUSTED(2)
                                    ----------   ----------   ----------   ----------   ---------------
CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents .......    $157,477     $110,687     $509,727     $764,273      $11,399,273
Working capital .................     115,255      122,846      290,345      733,484       11,368,484
Total assets ....................     194,764      332,379      669,987      968,009       11,603,009
Stockholders' equity ............     152,542      206,329      398,397      864,069       11,499,069

(1) The Company was an L.L.C. and as a result was treated as a partnership for both Federal and state income tax purposes for all periods from December 1, 1994 through September 30, 1997. The net loss of the business for those periods was included in the individual tax returns of the stockholders. Had the Company been subject to Federal and state corporate tax rates as a C Corporation, the pro forma benefit for income taxes would have been ($323,173) and ($433,731) for the year ending December 31, 1996 and the nine months ending September 30, 1997, respectively. The pro forma net loss per common share would have been ($.10) and ($.12) for the year ending December 31, 1996 and the nine months ending September 30, 1997, respectively.

(2) Adjusted to give effect to the sale by the Company of 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.00 per share and after deducting estimated Offering expenses, includ-
    ing the underwriting discounts and commissions. See "The Company", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Use of Proceeds" and "Capitalization."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, but not limited to, those discussed in "Risk Factors."

OVERVIEW

     CyberShop was in a test period from its inception in December 1994 until it commenced its operations in September 1995 and is still in the early stages of development. The Company did not have revenues, cost of revenues or gross profit from inception on December 1, 1994 through December 31, 1994. In 1995 and throughout most of 1996, the Company's primary activities related to establishing relationships with manufacturers, which resulted in the payment of set up fees by certain manufacturers to display products in the Company's online stores, and developing the Company's proprietary systems operating procedures. The Company has been selling merchandise on the Internet since September 1995 and on AOL since November 1996. Accordingly, the Company has a limited operating history and is still in the early stages of development.

     The Company intends to increase its operating expenses to fund increased marketing and advertising, to enhance existing stores and to establish strategic relationships important to the success of the Company. The Company expects negative cash flow from operations to continue for the foreseeable future.

RESULTS OF OPERATIONS

     Revenues. Revenue is comprised of sales of products offered in the Company's online stores and manufacturer set up fees. Revenues were $444,835 in the year ended December 31, 1995, with manufacturer set up fees representing $417,365 or 94% of the total revenues and product sales representing $18,670 or 4% of total revenues. Revenues declined 20% to $355,385 in the year ended December 31, 1996 due to a $343,040 decrease in manufacturer set up fees offset in part by a $253,890 increase in product sales. The increase in product sales in 1996 was primarily attributable to increased marketing efforts, significant expansion of customer base, repeat purchases from existing customers and the launch of the Company's store on AOL. Revenues increased 332% from $134,070 in the nine months ended September 30, 1996 to $579,094 in the nine months ended September 30, 1997. The increase was primarily attributable to a 767% increase in product sales from $57,245 in 1996 to $496,150 in 1997 due to increased marketing efforts and an expanded customer base. Additionally, manufacturer set up fees increased to $82,435 in 1997 from $68,325 in 1996 due to the Company's efforts to expand its product base.

     Cost of Revenues. Cost of revenues consists of payments to third party manufacturers related to product sales. Cost of revenues increased from $13,769 in 1995 to $155,274 in 1996 and increased from $30,680 in the nine months ended September 30, 1996 to $355,602 in the nine months ended September 30, 1997. Such increases reflect increases in product sales from one period to the next.

     Selling, General and Administrative Expenses ("SG&A"). SG&A consists primarily of personnel expenses, online and print advertising, public relations and other promotional expenses, including payments pursuant to the AOL agreement, which began in October 1997, and general corporate expenses.

     SG&A increased $238,513 or 31% from $772,744 in 1995 to $1,011,257 in 1996.
The increase was primarily attributable to the increase in wages related to the increased infrastructure of the Company. General and administrative personnel increased from six full-time and three consulting personnel in 1995 to 13 full-time and three consulting personnel in 1996. SG&A increased from $419,714 in the nine months ended September 30, 1996 to $1,323,115 in the same period of 1997. Wages and payroll related expenses as well as consulting fees made up the major portion of SG&A in the 1997 period.

     Other Income. The changes in other income from period to period are primarily attributable to increases or decreases in the amount of excess cash invested in short-term investments.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited results of operations for each of the Company's last eight fiscal quarters. In the opinion of the Company's management, this unaudited quarterly information has been prepared on a basis consistent with the Company's audited consolidated financial statements and includes all adjustments (consisting of normal and recurring adjustments) that management considers necessary for a fair presentation of the data. These quarterly results are not necessarily indicative of future results of operations. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                        THREE MONTHS ENDED
                                     ------------------------------------------------------
                                       DEC. 31,      MARCH 31,      JUNE 30,     SEPT. 30,
                                         1995           1996          1996         1996
                                     ------------- -------------- ------------- -----------
Revenues:
Net sales ..........................  $   17,442    $   20,205     $  15,228    $ 21,812
Manufacturer set up fees ...........     156,500        27,725        29,500      11,100
Other revenues .....................       8,733            --         1,500       7,000
                                      ----------    ----------     ---------    --------
 Total revenues ....................     182,675        47,930        46,228      39,912
Cost of revenues ...................      12,875        12,384        14,490       3,806
                                      ----------    ----------     ---------    --------
 Gross profit ......................     169,800        35,546        31,738      36,106
Selling, general and administrative
 expenses ..........................     270,412       202,313       112,096     105,305
                                      ----------    ----------     ---------    --------
  Loss from operations .............    (100,612)     (166,767)      (80,358)    (69,199)
Other income .......................         596           132           346         249
                                      ----------    ----------     ---------    --------
  Net loss .........................  $ (100,016)   $ (166,635)    $ (80,012)   $(68,950)
                                      ==========    ==========     =========    ========
                                       DEC. 31,      MARCH 31,      JUNE 30,      SEPT. 30,
                                         1996           1997          1997          1997
                                     ------------- -------------- ------------- -------------
Revenues:
Net sales ..........................  $  215,315    $  134,824     $  196,117    $  165,209
Manufacturer set up fees ...........       6,000        29,426         23,409        29,600
Other revenues .....................          --            --            123           386
                                      ----------    ----------     ----------    ----------
 Total revenues ....................     221,315       164,250        219,649       195,195
Cost of revenues ...................     124,594       100,291        144,521       110,790
                                      ----------    ----------     ----------    ----------
 Gross profit ......................      96,721        63,959         75,128        84,405
Selling, general and administrative
 expenses ..........................     591,543       438,602        449,016       435,497
                                      ----------    ----------     ----------    ----------
  Loss from operations .............    (494,822)     (374,643)      (373,888)     (351,092)
Other income .......................       2,487         4,726          1,103         9,466
                                      ----------    ----------     ----------    ----------
  Net loss .........................  $ (492,335)   $ (369,917)    $ (372,785)   $ (341,626)
                                      ==========    ==========     ==========    ==========

     Quarterly results reflect the shift from set up fees in the period through December 1995 to revenues generated by product sales through the Company's stores. Total revenues, cost of revenues and gross profit in each of the quarters ended December 31, 1996, March 31, 1997, June 30, 1997 and September 30, 1997 showed increases as compared to the same quarterly period of the previous year. In general, these increases were attributable to increased sales volume resulting from the Company's expanded marketing efforts as well as significant expansion of customer base, repeat purchases from existing customers and launch of the Company's stores on AOL. The Company's revenues have followed the seasonal pattern typical of the retail industry, with product sales in the quarter ended December 31 increasing significantly compared to the quarter ended September 30 and product sales in the quarter ended March 31 decreasing significantly compared to the December 31 quarter. The Company expects that this seasonal pattern of sales volume will continue in the future.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations primarily from capital contributions from private investors. During the nine months ended September 30, 1997, the Company received $1,550,000 in capital contributions from private investors. The Company believes that its existing capital resources, together with cash generated from operations and the proceeds of this Offering will enable it to maintain its operations for at least 12 months from the date of this Prospectus.

     Net cash used in operating activities was $3,043, $347,534, $532,708, $213,800 and $1,190,345 for the periods ended December 31, 1994, 1995, 1996, the nine months ended September 30, 1996 and the nine months ended September 30, 1997, respectively. The Company has financed these activities through private investments totaling an aggregate of approximately $3.1 million.

     Capital expenditures, primarily for computers and peripheral equipment, totaled $39,480, $88,699, $67,812, $30,093 and $99,931 for the periods ended
December 31, 1994, 1995, 1996, the nine months ended September 30, 1996 and the nine months ended September 30, 1997, respectively. The purchases were required to support the Company's expansion and increased infrastructure.

     The Company has entered into a marketing agreement with AOL pursuant to which AOL will market the products offered by the Company. Under the terms of such agreement, the Company will pay a total of approximately $500,000 during 1998.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 requires dual presentation of basic and diluted earnings per share for complex capital structures on the face of the statements of operations. According to SFAS No. 128, basic earnings per share, which replaces primary earnings per share, is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share, which replaces fully diluted earnings per share, reflects the potential dilution from the exercise or conversion of securities into common stock, such as stock options. SFAS No. 128 is required to be adopted for the Company's 1997 year-end financial statements; earlier application is not permitted. Had the Company adopted SFAS No. 128, pro forma basic EPS for the year ended December 31, 1996 and the nine months ended September 30, 1997 would have been ($.11) and ($.13), respectively. Pro forma diluted EPS for the same periods would have been ($.11) and ($.12), respectively.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is required to be adopted for the Company's fiscal year ending December 31, 1998. The adoption of this pronouncement is expected to have no impact on the Company's financial position or results of operations. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is required to be adopted for the Company's 1998 year-end financial statements. The Company is currently evaluating the impact, if any, of the adoption of this pronouncement on the Company's existing disclosures.

                                   BUSINESS

     CyberShop is an online retailer that offers over 40,000 products from more than 400 manufacturers through its online stores on the Internet and AOL. The Company seeks to provide an online shopping experience that incorporates traditional department store and mail-order features into an interactive, easy-to-use and compelling online environment.

     The Company believes that online technology, and the Internet in particular, is an advantageous medium for the selling of merchandise relative to traditional retail stores and mail-order catalogs. Leveraging online technology and the global reach of the Internet, the online retailing model provides CyberShop with virtually unlimited online shelf space and the ability to reach a geographically unlimited consumer base, without the costs associated with constructing traditional retail stores and distributing mail-order catalogs. The Company's strategy is to offer quality merchandise, provide effective customer service, and capitalize on the inherent economies of the online retailing model. The Company, which launched its Internet store in September 1995, is still in early stages of development. The Company believes that its ability to achieve profitability will depend primarily on its ability to increase revenues generated by transactions relating to sales of merchandise through its online stores. CyberShop's management team has experience in a broad range of retailing environments, including department stores, specialty retailing stores, television merchandising and direct mail.

     CyberShop's online stores are accessed at CYBERSHOP.COM on the Internet and in the Department Store and Gift areas of the AOL Shopping Channel. CyberShop's online stores provide high quality color pictures and detailed information relating to products that are conveniently organized into departments by brand and category such as housewares, consumer electronics, gifts and gourmet food, similar to those of traditional department stores. Shoppers can search for, browse and select products throughout the store and place selected merchandise in a virtual shopping bag that facilitates the process of collecting items, subtotaling purchases and reaching the purchase decision. Furthermore, CyberShop has established strategic relationships with manufacturers which allow most products to be rapidly shipped directly from the manufacturer. Manufacturer direct shipping enables the Company to avoid inventory related risks, limit overhead costs and provide prompt delivery.

     As part of its marketing strategy, the Company has formed a strategic alliance with AOL pursuant to a marketing agreement. This agreement provides for CyberShop to be featured on the AOL Shopping Channel as one of three anchor tenants within the Department Store area and to be prominently featured in the Gift area. In addition, the Company plans to establish strategic alliances with other online companies and begin a targeted advertising campaign to attract additional customers to the its online stores. The Company believes both online and traditional media exposure are critical to maximizing brand recognition and driving traffic to its online stores.

     IDC estimates that the total value of goods and services purchased on the Internet was $296 million in 1995, $2.6 billion in 1996 and will increase to $220 billion by the year 2001. The number of Company customers grew from approximately 2,250 at December 31, 1996 to approximately 8,900 at December 1, 1997. The Company believes it has positioned itself to capitalize on the potential growth of online commerce by selectively targeting manufacturers and other online companies with which to establish strategic relationships.

ONLINE SHOPPING INDUSTRY

     IDC estimates that the total value of goods and services purchased on the Internet was $296 million in 1995, $2.6 billion in 1996 and will increase to $220 billion by the year 2001. IDC estimates that the number of devices accessing the Internet in the United States will grow from 32 million at year end 1996 to more than 300 million by year end 2001 and the number of users in the United States associated with those devices will grow from 28 million at year end 1996 to 175 million at year end 2001. In addition, according to IDC, the percentage of such users buying goods and services on the Internet is projected to grow from 25% in December 1996 to 39% in December 2001. According to a CommerceNet/ Nielsen survey, as of March 1997, shopping was one of the most popular activities on the Internet, and the number of people who shop and buy products on the Internet is growing. This survey also indicates that a large majority of Internet users (73%) spend some portion of their time online searching for information about a specific product or service. More than half of these users (53%) have searched specifically when making a purchase decision.

     The Company believes that the Internet is particularly well-suited for promoting, marketing and selling merchandise. The Internet permits users throughout the world to have direct access to merchandisers. A retail site on the Internet can provide direct product service and information to a large number of users at the same time with a substantially smaller sales staff and has the ability to rapidly and continually update such information. Internet merchandisers, unlike traditional department stores, are not limited by the constraints or expense of store construction and rental, or the difficulty of consumers traveling to their stores. In contrast to catalog merchandisers, Internet retailers can react quickly to the need to change product description, pricing or mix and are not subject to the costs of catalog publication and distribution. The Internet is a highly interactive medium through which shopper responses and preferences can be tracked, thereby enabling the merchandiser to customize the online stores and target specific consumer groups and individuals.

BUSINESS STRATEGY

     The Company's business strategy includes the following key elements:

     Maximize Online Economic Advantage. The Company believes that the Internet is a particularly well-suited medium for promoting, marketing and selling merchandise. The Company believes there are many advantages to retailing via an online store compared to traditional retail locations. The Internet diminishes the limitations and expenses associated with traditional retail operations, such as store construction and rent, and enables the Company to reach a global customer base. An online store has virtually unlimited shelf space, enabling it to offer a broad selection of products without the expense of carrying inventory at a physical location. In addition, direct shipping arrangements with manufacturers allow the Company to avoid owning and maintaining inventory, thereby enabling the Company to avoid the risk of over-stocking merchandise. In addition, the online structure of the Company's store enables the Company to cross promote related brands and products, drawing the shopper's attention to products the shopper otherwise may not have considered purchasing. The Company intends to capitalize on the advantage of online retailing and achieve higher operating margins because of the low overhead of the online retailing model.

     Create Strong Brand Recognition. The Company believes that building brand recognition of CyberShop is critical to attracting and expanding its customer base. The Company intends to promote, advertise and increase its brand recognition through various marketing and advertising media, including traditional magazines and newspapers, hyperlinked banner ads, listings in manufacturers' national advertising programs and hyperlinks from manufacturers' websites, conducting an ongoing public relations campaign and developing business alliances and partnerships. See "-- Sales and Marketing."

     Develop Strategic Alliances. The Company seeks to establish strategic alliances with global media companies to attract additional shoppers to, and increase brand recognition of, the Company's online stores. The Company views the AOL alliance as an important strategic alliance. The Company is seeking to establish additional arrangements with major Internet search engines and guides. In addition, the Company has recently established a "Partners Program," whereby third-party websites may register with CyberShop and establish hyperlinks to CyberShop for online shopping. See "-- Sales and Marketing --Store Promotion" and "Strategic Alliances."

     Develop Customer Loyalty. The Company believes that satisfied customers will return to the Company's online stores and will contribute to increased traffic to the store through word-of-mouth referrals. The Company seeks to provide its customers with a satisfying shopping experience by making its online stores entertaining, convenient and easy to use, by offering an extensive selection of products, an attractive presentation of product information, outstanding customer service and fulfillment, and compelling incentive programs. The Company plans to provide a more customized shopping experience by utilizing the valuable demographic data aggregated from customers upon registering on the store and by analyzing previous browsing and purchasing behavior of its customers.

     Selective Merchandising. The Company typically selects manufacturers who offer quality products that are not subject to widespread discounting or high rates of customer returns. The Company also seeks manufacturers who are willing to respond on a timely basis to the Company's purchase orders and ship products directly to its customers. The Company's online structure and proprietary operating system enable the Company to add and remove products on a daily basis based on product availability and customer demand.

THE CYBERSHOP ONLINE STORES

     The Company's store on the Internet is accessed at CYBERSHOP.COM and at the Department Store and Gift areas of the AOL Shopping Channel.

     The CyberShop Store on the Internet

     The CyberShop Internet address, CYBERSHOP.COM, leads to the Company's home page which contains a store directory in addition to direct links to CyberShop feature departments, including Gourmet Collection, Gift Emporium, Home Style and Electronics Plus. CyberShop displays new products, best brands and special offers in each of the departments. By clicking on the store directory or featured products, shoppers are presented with detailed product information. The home page also serves as a familiar base to which shoppers can return to find key destinations within the store. Shoppers choose desired locations by clicking on a navigation bar or hyperlinked text enabling them to (i) search for products, brands or departments, (ii) access the Help and e-mail functions,
(iii) browse and order products, (iv) enter other departments and (v) register as a "CyberShopper," which opens a personal account for the customer. In addition, as part of the registration process, the Company requests the customer to provide basic demographic information. The Company currently utilizes this data to analyze customer shopping trends and demographics, and is evaluating ways in which it may utilize this data to customize marketing programs. The Company encourages shoppers to register by offering incentives, including a 10% discount coupon and 1,000 points towards the Company's frequent buyer program. See "-- Sales and Marketing-Merchandising and Customer Programs."

     The Company's store on the Internet offers over 40,000 products from over 400 manufacturers. The Company's products range in price from $10 to $5,500. Every product is featured with a high quality color picture and detailed information relating to product specifics, service, care or purchasing instructions. The Company's average order has been approximately $100 during the nine months ended September 30, 1997.

     The following table shows the major categories of products sold by the Company and examples of specific products, and its principal manufacturers and brands:

PRODUCT CATEGORIES AND
EXAMPLES OF PRODUCTS                      MANUFACTURERS/BRANDS
---------------------------------------   --------------------------------------------------------------------------------
HOUSEWARES
Cookware, Cutlery, Small Kitchen          American Harvest              DeLonghi                    Scanpan
Appliances, Kitchen Tools                 Black & Decker                Joyce Chen                  Thermos
and Gadgets                               Bodum                         KitchenAid                  VIA!
                                          Braun                         Krups                       Vitantonio
                                          Calphalon                     Le Creuset                  Waring
                                          Chantal                       Oral-B                      Wusthoff
                                          Chef's Choice                 Polder                      Zojirushi
                                          Circulon                      Rival Select
                                          Copco                         Sabatier
                                          Cuisinart
CONSUMER ELECTRONICS
TV's, VCR's, Phones, Audio,               Bissell                       Minolta                     Sanyo
Cameras, Camcorder, Home                  Bose                          Mitsubishi                  Seiko Instruments
Care, Computers, Office Equipment,        Brother                       Nikon                       Sony Playstation
Electronic Reference Device               Canon                         Nintendo                    Toshiba
                                          Fisher                        Olympus                     Total Recall
                                          Franklin                      Oreck                       Weider
                                          Hedstrom                      Oregon Scientific
                                          Hewlett Packard               Palm Pilot
                                          Identadisc                    Panasonic
                                          JVC                           ProForm
GOURMET FOOD
Chocolate, Candy, Baked                   Bittersweet Pastries          Cheesecake Lady             First Colony
Goods, Fresh Foods, Gift                  Bob's Brownstone Brownies     Citterio                    Lazzaroni
Baskets, Delicacies                       Caf--Tasse                    Crabtree & Evelyn           Maxim's
                                          Candy Cottage                 DiCamillo                   Perugina
                                          Capalbo's
GIFTS
Jewelry, Watches, Collectibles,           1928                          Hush Puppies                Seiko
Children's Games, Men's                   Cigar Savor                   Imperial Diamond            Swiss Army
Furnishings                               Dart Mart                     Kenneth Cole                Wittnauer
                                          Evenflo                       Limoge Imports              Zagat
                                          Gerry                         Michael Graves              Zelco
                                          Honora                        NEI
                                          Huffy                         Peter Brams
TABLETOP
China/Dinnerware,                         Bernardaud                    Luigi Bormioli              Towle
Silver/Flatware,                          Christofle                    Oneida                      Villeroy & Boch
Crystal/Glassware                         Dansk                         Orrefors                    Wallace Silversmith
                                          Daum                          Pfaltzgraff                 Waterford
                                          Denby                         Reed & Barton               Wedgwood
                                          Hoya                          Rosenthal Royal Doulton     Yamazaki
                                          Kosta Boda                    Royal Worcester
                                          Lenox                         Sasaki
                                                                        Spode
BEAUTY & FASHION
 ACCESSORIES
Cosmetics, Fragrance, Small               Adrienne Vittadini            Fossil                      Orlane Skin Care
Leather Goods, Sun Glasses, Scarves,      Ahava                         Guess                       Paloma Picasso
Handbags                                  Armani Fragrances             Hugo Bosca                  Perlier
                                          Burberrys                     Joseph Abboud               Ray-Ban
                                          Cacharel                      K. Bauman Design            Reebok Eyewear
                                          Crabtree & Evelyn             Moschino                    Revo
                                          DKNY                          Nature's One                Serengeti Eyewear
                                          Dolce and Gabbana             Nikon Eyewear               Vivian Alexander
BEDDING & BATH
Sheets, Comforters, Pillows,              AeroBed                       Early's of Whitney          Newport
Towels, Bath Accessories                  Burlington                    Faribo                      Pacific Coast Feather
                                          Creative Bath                 Fieldcrest Cannon           Perfect Fit
                                          Croscill                      Imperial                    Regal Rugs
                                          Crown Crafts                  Rug Barn                    Revman Industries
                                          Down, Inc.
FURNITURE & DECORATIVE AC-
 CESSORIES
Slipcovers, Lamps, Decorative             Galbraith & Paul              Lady Slipper Designs        Seth Thomas
Pillows, Ready-to-Assemble Furniture,     Godley-Schwan                 Replogle                    Sure Fit
Globes, Clocks                            Independent Vision                                        Ziro Designs
                                          John Boos

     The Company's store on the Internet is designed to accommodate the needs of both the browser and the directed shopper. The browser can view an array of products by simply clicking on one of the feature departments or product categories. The directed shopper is able to quickly locate a specific product by category or brand by using the store's search function or store directory. By clicking on the picture of a product, the customer is presented with detailed information relating to product specifics, service, care or purchasing instructions.

     The Company seeks to provide a compelling shopping environment that will attract customers and encourage shoppers to purchase. The Company intends to add sound and video features to its Internet store in 1998 that will guide shoppers through the store and announce special offers. The Company also aims to make the shopping experience as simple and convenient as possible. CYBERSHOP.COM features a virtual shopping bag function that allows the shopper to accumulate merchandise for purchase while browsing through the store. Items can be added to or subtracted from the shopping bag at any time. As a registered CyberShopper, the customer is able to retain items in the shopping bag indefinitely, even after leaving the store or logging-off. After selecting an item to purchase, the customer is prompted to complete an order. In choosing a payment method when placing an order, customers have the option of securely submitting credit card information online or telephoning or faxing the information to customer service representatives. The Company also provides the option of payment by check or money order. The Company sends e-mail notifications that confirm the order and shipment and promote special offers and events.

     The Company intends to offer additional services which are particularly well-suited to online retailing. The Company is developing an online gift registry service, including a bridal registry service that is expected to be available in the second half of 1998. The bridal registry will allow customers to create, view and modify their own personal registry. To create a registry, a couple will be able to search products displayed in CyberShop's online stores, which will provide links to detailed product information and product suggestions. Once the registry has been created, an automatic reminder function will alert the couple if an important category has been neglected. Delivery options are expected to include "ship as bought" or "hold all," which allows the couple to return and exchange gifts before shipping. E-mail notifications regarding gifts purchased will be provided to the couple and a comprehensive status screen will show the purchase status of all registered items detailing items purchased and items still available. The bridal registry will provide convenient online access for gift givers with an easy online ordering process requiring only the submission of a password selected by the couple. Ordering by phone using a 24-hour 800-number will also be available.

     CyberShop's AOL Stores

     AOL, which has over 10 million users, has established an online shopping mall that is comprised of more than 100 stores. This mall is a service offered exclusively to its users. The Company has chosen to establish retail stores within the AOL proprietary service in order to access this large customer base in a medium familiar to AOL users. The Company's proprietary operating system interfaces with transaction processing systems operated by AOL and enables the Company to receive and fulfill orders in its AOL stores.

     The Department Store Area of AOL

     Users of AOL's online service can access the Company's online stores through the AOL Shopping Channel. CyberShop is one of the three anchor tenants in the Department Store area of the AOL Shopping Channel, which the Company believes will be a popular and heavily trafficked area of the AOL Shopping Channel. This store generally has the same extensive product offerings and features as the Company's store on the Internet and is maintained using AOL's proprietary technology and order systems. The Company believes that because this store is presented to the AOL user in the familiar AOL environment, the users are more comfortable shopping there than they might be in a less familiar
Internet environment. However, the store on AOL does not include certain features such as CyberShopper registration and online status reports of shipping information. Pursuant to the marketing agreement with AOL, the Company maintains both its anchor button and a promotional button to promote its store and products, and has its products featured for a minimum of five days per month on the Department Store area's main screen. Additionally, the Company's products are featured in select AOL shopping events stores such as Santa's Workshop, Valentine's Day, Mother's and Father's Days, and Back-to-School, all of which are promoted throughout the AOL service.

     The Gift Area of AOL

     CyberShop maintains a store in the Gift area of the AOL Shopping Channel called "CyberGift." This store links to the Company's Gifts Wrapped & Ready boutique and has the same features as the Company's store in the Department Store area on the AOL Shopping Channel. CyberGift currently offers for sale approximately 135 gift items sorted by theme and price which are available for shipment within 24 hours. Pursuant to the marketing agreement with AOL, the Company maintains its tenant button and shares rotations of both a promotional button and an advertising banner to promote its store and products. The Company's products are featured for a minimum of three days per month on the Gift area main screen. Additionally, the CyberGift boutique is featured in AOL's Quick Gifts area as well as in select AOL shopping events stores such as Santa's Workshop, Valentine's Day, Mother's and Father's Days, and Back-to-School, all of which are promoted throughout the AOL service.

STRATEGIC ALLIANCES

     The Company seeks to establish strategic alliances with global media companies to attract additional shoppers to, and increase brand recognition of, the Company's online stores. The first such alliance established by the Company is a marketing agreement which provides, among other things, for CyberShop to be featured as one of three anchor tenants within the Department Store area of the AOL Shopping Channel and to be prominently featured in the Gift area of the AOL Shopping Channel. As described above, the agreement also allows the Company to participate in a variety of banner advertising opportunities and to have certain of the Company's products and special offers featured within the AOL Shopping Channel or AOL's special event stores. The AOL agreement terminates on December 31, 1998, unless it is renewed. The agreement requires monthly payments of fixed fees. See "Use of Proceeds."

     The Company is currently negotiating long-term exclusive marketing arrangements with leading Internet search engines and guides. The Company believes that such strategic alliances will drive additional traffic to the Company's website and enhance brand recognition of CyberShop. Additionally, the Company has recently established a "Partners Program" whereby third party websites may register with the Company and establish hyperlinks to CyberShop for online shopping. See "-- Sales and Marketing -- Store Promotion."

     The Company also considers its relationships with its manufacturers strategically important. As of September 30, 1997, the Company maintained online marketing agreements with many of its manufacturers that provide the exclusive right to market online, subject to certain exceptions. In addition to certain exclusive online marketing rights of the manufacturers' products, such agreements provide for co-marketing efforts by the Company and manufacturers. An important factor in the selection of a manufacturer for the Company's online stores is the manufacturer's willingness to respond on a timely basis to the Company's purchase orders and ship products directly to the Company's customers.

SALES AND MARKETING

     The Company's sales and marketing strategy is to effectively merchandise quality products by building brand recognition and driving traffic and attracting repeat customers to the Company's online stores. The Company utilizes a combination of advertising, creative product merchandising and online co-marketing programs to accomplish these objectives.

     Store Promotion

     The Company utilizes numerous sales and marketing techniques to increase brand recognition and drive traffic to the Company's online stores, including both online and traditional advertising and promotion campaigns. The Company's online marketing tactics include the purchase of banner advertising on search engines and Internet directories such as Yahoo!, Excite, Lycos, AltaVista, AOL Netfind, Go2Net, and Webcrawler. The banner advertisements purchased by the Company that hyperlink to the Company's online stores are displayed when a search engine user searches for information relating to certain keywords such as gift, sale, holiday and shopping. The Company also promotes the CyberShop brand through banner advertisements on key websites, which also hyperlink to the store.

     The Company also promotes its online stores through print advertising and intends to develop advertising through other media. The Company has a proactive public relations program which targets customers through national media outlets such as magazines, newspapers, and radio and television broadcasts. In addition, the Company places advertisement inserts into mail order catalogs of selected retailers, the packaging of items shipped from its "Gifts Wrapped & Ready" program, and packaging for shipments from certain manufacturers. The Company also employs an electronic direct response program to promote certain offers or store events via e-mail, targeting specific customers based on such customers' prior visits and purchases.

     The Company has also created a Partners Program which is designed to attract customers and drive traffic by linking the CyberShop store with other websites that participate in the Partners Program. The Partners Program incentivizes participants by offering a 5% commission on sales volume generated from a participating website, by offering a $0.15 commission on every customer directed to CyberShop from the website, and by offering a 10% discount on CyberShop merchandise for employees of the participant. In addition, the Company has numerous co-promotion arrangements with companies such as MasterCard, American Express, Transmedia, Virtual Emporium, New York Style and onQ, through which the Company receives customer referrals.

     Merchandising and Customer Programs

     Essential to the Company's merchandising and customer acquisition and retention strategy are its experienced merchandising team and its proprietary system operating procedures.

     In-Store Merchandising. The Company utilizes numerous merchandising tactics to enhance a customer's shopping experience. The Company believes that the shopper's ability to browse and search from a broad selection of products is a compelling incentive to shop at CyberShop. While the CyberShop store currently features over 40,000 products, online technology offers the Company virtually unlimited online shelf space through which to increase its product offerings. The online stores also provide color pictures and detailed information relative to product specifics, service or care for every product in the store. Management believes that access to clear pictures and helpful information at the point of purchase assists the customer in reaching an educated purchase decision and reduces the risk of product returns. To date, the Company has experienced a return rate of less than 2% of all products sold.

     Pricing. Through the use of its proprietary online operating system, the Company's merchandise managers are able to rapidly change product pricing, product information and featured products. The Company adjusts pricing strategies to maintain competitiveness with other retailers. The Company seeks to encourage online purchasing by offering free shipping and handling on orders totaling more than $100 within the continental United States. In addition, the Company frequently provides free delivery by UPS three-day service, within certain size and weight limits, to expedite delivery and enhance customer satisfaction. The Company believes that such value added services are important to attracting consumers from other retailing channels.

     Corporate Gift Services and Gift Certificates. Management targets corporate customers as a source of high volume and repeat purchases. The Company offers a portfolio of gifts specially targeted for corporate customers. Corporate services include discounts on special gift packaging, gift cards, personalized options and professional consultation. The Company has also created a system to permit customers to purchase and redeem gift certificates online.

     Customer Attraction, Conversion and Retention. Many of CyberShop's customers are attracted to the Company's online stores through hyperlinks on search engines and guides and advertisements on AOL. The Company seeks to encourage shoppers to purchase at its online stores by offering competitive pricing, free delivery for orders totaling more than $100 within the continental United States, a convenient shopping venue, and an extensive selection of quality brand name products. The Company seeks to retain customers by providing outstanding customer service, including reliable order fulfillment, incentive programs such as its frequent buyer program, and product quality guarantees.

     Frequent Buyer Program. The Company seeks to enhance customer loyalty and encourage customers to make repeat purchases through the use of incentive programs. The Company has designed a frequent buyer program that rewards customers of CyberShop with ten points per dollar spent that can be used as credits towards earning savings certificates that can be redeemed at its store.

     Personalized Marketing. The Company believes that a strong understanding of the customer demographic profile and purchasing habits is critical to effective and successful merchandising. The Company aggregates demographic information relating to its customer base by requesting certain information, such as age, address, employment and education, upon a customer's registration as a CyberShopper. See "The CyberShop Online Stores -- The CyberShop Store on the Internet." Through this collection of demographic consumer data, the Company has the ability to target promotional e-mail directly to customers, based on previous purchasing and browsing behavior.

MANUFACTURER RELATIONSHIPS

     The Company believes its relationships with manufacturers will be a key factor to its success in the online retail industry. In general, the Company does not maintain an inventory of merchandise. Upon receipt of a customer order, the Company electronically transmits a purchase order to the appropriate manufacturer, who, in turn, ships the products directly to the customer. The manufacturers supply shipping and back-order information, which the Company provides to customers by telephone or via e-mail.

     The manufacturers provide the Company with pictures and information necessary to display the products online. Typically, each manufacturer pays CyberShop a one-time set up fee for each image placed on the Company's system. Set up fees range from $150 to $500 per image. Often, a manufacturer will commit between one and 75 images at a total cost of $500 to $15,000. The Company does not expect that such set up fees will be material to total revenues in the future. However, the Company expects that it will receive cooperative marketing allowances from certain of its manufacturers as its sales volume increases, although it is not currently receiving any such marketing allowances.

     During the nine months ended September 30, 1997, 45 major manufacturers accounted for approximately 65% of the Company's purchases. Pursuant to marketing agreements, the manufacturers grant to the Company the right to market and sell the manufacturers' products and to use the manufacturers' names, trademarks and copyrights in connection with the Company's store. Many of these manufacturers include in their print advertisements and on their websites an Internet address reference to the Company's store. As of September 30, 1997, the Company maintained online marketing agreements with many of its manufacturers that provide the exclusive right to market online, subject to certain exceptions.

CUSTOMER SERVICE

     The Company believes that high levels of customer service and support are critical to the value of its services and to retaining and expanding its customer base. Customer service representatives are available from 9:00 a.m. to 8:00 p.m. EST on weekdays, and 10:00 a.m. to 11:00 p.m. EST on weekends for customer service via e-mail, fax and a toll free telephone number, 1-800-347-3900. Customer service is assisted by automated e-mail notifications which greatly assist in keeping customers up-to-date on the status of their orders. Company representatives handle general questions about the Company's online stores and provide product information over the phone. The Company believes that these representatives are a valuable source of feedback regarding customer satisfaction, which the Company uses to improve its services. Customers of the Company are not charged for service and support.

     The Company believes that its ability to establish and maintain long-term relationships with its customers and encourage repeat visits and purchases is dependent, in part, on the strength of its customer support and service operations and staff. The Company currently employs a staff of four full-time customer support and service personnel who are responsible for handling customer inquiries, answering customer questions about the ordering process, tracking shipments, investigating problems with merchandise, and acting as liaisons between the customers and manufacturers. The customer support and service organization is augmented by temporary employees when required to handle seasonal or other increases in order volume.

TECHNOLOGY

     Proprietary Technology

     Over the past two years, the Company has developed sophisticated information services delivery and shopper tracking systems by integrating third-party systems, when available, and by developing proprietary tools. The Company's information systems can be viewed as three integrated systems: (i) a publishing system, (ii) a selling system and (iii) and order processing system, all of which are supported by Relational Databases ("RDBMS").

     Publishing System. The publishing system contains information about all items in the Company's online stores, including retail price, cost, color and size characteristics, group information and all manufacturer related information. Once the manufacturers have offered their products to CyberShop, the datasets are published (downloaded) to the Company's online stores.

     Selling System. CyberShop's main selling system is the Company's store on the Internet, which was designed to give customers a convenient and safe environment to effect their purchases. The Company's store on the Internet uses the Internet Factory's Commerce Builder web server to handle the transactional events, queries and updates to the SQL Server database. All transactions are secured by using Secure Sockets Layer ("SSL") encryption which protects the information as it is transmitted between the customer browser and the Company's store on the Internet.

     Ordering System. The Company's ordering system retrieves ordering information from selling systems, validates credit cards, processes the orders, creates and issues purchase orders to manufacturers and handles all post-sale marketing efforts. The ordering system also allows for orders to be taken over the telephone. The ordering system software was designed by the Company to give customer service representatives instant access to all customer information, to automatically update all changes to a customer's order and inform the customer of order status by automated e-mail communications. The customer service and marketing departments can access this customer profile information to search and analyze customer demographics and buying patterns in order to suggest new programs and offers to customers. The system also communicates with the warehousing facilities in real time for updates on order shipments and stock status positions.

     Commercially Available Licensed Technology

     CyberShop uses commercially available software as well as its own developed proprietary software. The Company uses Microsoft Access as a front-end development tool that connects to a Microsoft NT and Microsoft SQL Server database. In addition, Commerce Builder from the Internet Factory is used to manage the Company's store on the Internet. CyberShop has licensed a Verisign encrypted key that authenticates transactions received from the Company's store on the Internet.

     The Company has implemented a broad array of site management, search, customer interaction, transaction-processing and fulfillment services and systems. These systems combine the Company's proprietary technologies and commercially available, licensed technologies. The Company's current strategy is to license commercially available technology to augment internally developed solutions. CyberShop focuses its development efforts on improving and enhancing its specialized proprietary software with the goal of automating as many processes as possible and increasing customer satisfaction.

     A group of systems administrators and network managers monitor and operate the Company's store on the Internet, network operations and transaction-processing systems. The continued uninterrupted operation of the Company's store on the Internet and transaction-processing systems is essential to its business, and it is the job of the site operations staff to ensure, to the greatest extent possible, the reliability of these systems. CyberShop Internet connectivity is provided by Exodus Communications, Inc., a website provider that specializes in providing scalable business solutions to high volume Internet sites.

     Technological Enhancements

     The Company continually evaluates emerging technologies and new developments in web technologies with the objective of optimizing its customer interfaces, website features and operational systems. Technologies with which the Company is currently working include Emblaze technology to add audio to its website, which would enrich the online shopping experience and allow the Company to deliver more effective marketing messages, and Sun's Java language to allow the Company to provide customized services to shoppers in its store on the Internet.

     Security

     A critical issue for the success of online retailing is maintaining the integrity of information, particularly the security of information such as credit card numbers. The Company believes, however, that security systems currently in place are at least as secure as those used for traditional transactions (i.e., in-store or mail order purchases). The Company believes that it has a comprehensive security strategy.

     The Company believes that there are two potential areas for possible fraud by shopping electronically. The first is theft of credit card numbers traveling through phone lines and the second is theft of credit card numbers residing on the Company's system. The Company addresses the possibility of theft over the phone lines by using SSL encryption. The credit card number is encrypted while it is traveling and is translated only once it reaches CyberShop. This form of encryption is only available to customers using the SSL encryption enabled browsers.

     To deter the theft of credit card numbers residing in the Company's system, the Company has secure "fire walls" installed in the Company hardware, and all credit card numbers are encrypted in the Company's system until either the customer or the Company requires them. Fire walls will protect the system against "hacker" break-ins. Moreover, anyone who successfully breaks into the system will find nothing but encrypted codes that would be extremely difficult to decipher.

     The Company also offers other payment alternatives. The Company has installed a toll-free telephone number for taking orders, handling customer service, and receiving credit card information. The Company posts the toll free phone number for the customer during the checkout phase. After a customer calls this phone number, the Company's customer service representatives ask for the customer's CyberShop order number and the credit card number. The order is then processed through normal channels. The Company also can receive order requests by fax and accept payments by money order or check.

COMPETITION

     The retail shopping industry is very competitive. The Company currently competes with a variety of other companies, including traditional stores, non-traditional retailers, such as television retailers and mail order catalogs, and with other online retailers. The Company potentially competes with a variety of other stores depending on the type of merchandise and sales format offered to customers. The Company expects there to be many more online competitors in the future, as barriers to entry are minimal, and new competitors can launch sites at a relatively low cost.

     The Company believes that the principal competitive factors in its market are brand recognition, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of site content, and reliability and speed of fulfillment. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of the Company's competitors may be able to secure merchandise from manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to website and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. New technologies and the expansion of existing technologies may increase the competitive pressures on the Company.

EMPLOYEES

     As of December 1, 1997, the Company had 17 full-time employees, including four in operations and development, five in sales and marketing, four in customer service and four in general and administrative. As of December 1, 1997, the Company also had one part-time employee primarily focused on customer service and two consultants primarily focused on merchandising. The Company's future success depends, in significant part, upon the continued service of its key technical, sales and senior management personnel and on its ability to attract and retain highly qualified employees. The Company's employees are not represented by any collective bargaining organization. The Company has never experienced a work stoppage and considers relations with its employees to be good.

TRADEMARKS AND PATENTS

     CyberShop (and its related logo) is a registered service mark of the Company. The Company has also applied for trademark and/or service mark registrations for CyberGift, the @home department store and Gifts Wrapped & Ready.

FACILITIES

     The Company's corporate headquarters are located at 130 Madison Avenue, New York, New York. The Company leases approximately 2,500 square feet of office space at these facilities at a cost of $2,700 per month. The term of the lease expires in August, 2006. The Company leases other facilities and certain other equipment under operating and capital lease agreements. The Company believes that its existing facilities are adequate for its current requirements and that additional space can be obtained to meet its requirements for the foreseeable future.

     The Company's website is hosted by Exodus Communications, Inc. located in Jersey City, New Jersey with a back-up system in the Company's New York office. The Company's entire back end processing system resides in the Company's New York office. The Company's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. The Company presently has very limited redundant systems. It does not have a formal disaster recovery plan and does not carry business interruption insurance to compensate it for losses that may occur. Despite the implementation of network security measures by the Company, its servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders.

LITIGATION

     The Company is not a party to any material legal proceedings.

                                  MANAGEMENT


OFFICERS AND DIRECTORS

     The following table sets forth the names, ages and positions of the Company's executive officers and members of the Board of Directors as of the date of this Prospectus:

            NAME                 AGE               POSITION WITH COMPANY
-----------------------------   -----   --------------------------------------------
Jeffrey S. Tauber(1) ........    36     Chief Executive Officer, President and
                                        Chairman of the Board of Directors
Linda Wiatrowski ............    38     Vice President, General Merchandise Manager
Jill Markus .................    34     Vice President, Store Development
Tomas Montgomery ............    35     Vice President, Operations
Michael Kempner(1)(2) .......    40     Director
Warren Struhl(2) ............    36     Director
David Wiederecht(3) .........    41     Director


------------------------------
(1) A member of the Executive Committee.
(2) A member of the Compensation Committee.
(3) A member of the Audit Committee.

     Jeffrey S. Tauber has been the Chief Executive Officer, President and Chairman of the Board of the Company since October 1997 and has been Managing Director of CyberShop, L.L.C. since December 1994. Mr. Tauber was President of Avanti Linens, a leading U.S. manufacturer of decorative bath towels, from June 1988 to May 1994. In August 1993, Mr. Tauber founded a multi-head embroidery business that he sold in 1994. Prior to working at Avanti, he was a buyer and divisional Merchandise Manager for Bloomingdale's from February 1984 to May 1988. His areas of responsibility included bed pillows, blankets, sheets, women's swimwear, and ready-to-wear. In 1987, Mr. Tauber was named Federated Buyer of the year. Mr. Tauber received his B.A. in Economics from Washington University in St. Louis in 1983.

     Linda Wiatrowski has been the Vice President, General Merchandise Manager of the Company since October 1997 and has been the Vice President, General Merchandise Manager of CyberShop, L.L.C. since January 1997. From December 1994 to January 1997 she was Merchandise Manager for housewares, tabletop and gifts, and gourmet food of CyberShop, L.L.C. Ms. Wiatrowski was Home Furnishings
General Merchandise Manager of the "Can We Shop" television shopping show starring Joan Rivers from November 1993 to July 1994. Ms. Wiatrowski worked as a freelance merchant from April 1992 to November 1993. Her clients included Linens 'n Things, a 150-store home furnishings chain, where she launched the profitable housewares and tabletop divisions. Ms. Wiatrowski began her career in 1981 at Bloomingdale's in the merchandising training program. She held the positions of giftware assistant buyer, housewares department manager, confectionery buyer and lifestyle furniture buyer, before joining Bloomingdale's by Mail ("BBM") in 1989. At BBM, she was group buyer responsible for tabletop, housewares and gourmet food, gross volume of $15 million, and 150 merchandising pages in ten catalogs annually. Ms. Wiatrowski received a B.A. with honors in Human Relations from Connecticut College in 1981.

     Jill Markus has been Vice President, Store Development of the Company since October 1997 and has been Vice President, Store Development of CyberShop, L.L.C. since January 1997. From December 1994 to January 1997 she was Merchandise Manager of CyberShop, L.L.C. Ms. Markus was the Home Furnishings Buyer of the "Can We Shop" television shopping show starring Joan Rivers from January 1994 to July 1994. Ms. Markus was with Bloomingdales from September 1987 until January 1994, where she served as the buyer for the Ralph Lauren home furnishings department, the blanket department, and the towel department. In 1992, Ms. Markus was named as "The Bloomingdale's Buyer of the Year" for her $1.0 million sales and 39% profit increases over plan. From 1985 through 1987, she was at Sibley's in Rochester, New York, with management responsibilities in the housewares and tabletop areas, and buying responsibilities in the bath, luggage, candy and book departments. Ms. Markus received her B.A. in Economics from SUNY Binghamton in 1985.

     Tomas Montgomery has been Vice President, Operations of the Company since October 1997 and has been Vice President, Operations of CyberShop L.L.C. since December 1994. Mr. Montgomery worked at the Centre for European Policy Studies
(CEPS), a leading European think tank in Brussels, Belgium, from January 1994 to July 1994, where he created the marketing department. From 1987 to 1992, as Vice President of Gravity Graphics, Inc., a sportswear company, he oversaw that company's rapid expansion. Gravity Graphics, Inc. was listed in Inc. magazine's list of the 500 fastest growing companies in the U.S. in 1991. Mr. Montgomery graduated with honors in Modern European Studies from Connecticut College in 1985.

     Mr. Kempner has served as a director of the Company since October 1997. Mr. Kempner, the founder of MWW Group, a public relations, investor relations and marketing firm ("MWW"), has been its President and Chief Executive Officer since 1986. Prior to founding MWW, Mr. Kempner was president of the nation's first liquor-filled chocolate company, Winters Chocolates from 1984 to 1986. Prior to that, Mr. Kempner held several positions in government at the state and Federal levels, including the post of Legislative Director for Representative Robert Torricelli (D-NJ) from 1982 to 1984. He has also served as Deputy Finance Director of the Democratic National Committee from 1980 to 1982. He is a member of the American Bankruptcy Institute, the Turnaround Management Association and the Retail Marketing Association. Mr. Kempner is the author of a six-part series for Successful Restructurings magazine and an authoritative article in Risk Management magazine. Mr. Kempner earned a Bachelor of Science degree from American University in 1981.

     Mr. Struhl has served as a director of the Company since October 1997. Mr. Struhl is the founder and has been President of Genesis Direct Inc., a catalog and direct marketing company, since August 1996. Mr. Struhl founded PaperDirect Inc., a mail catalog, in 1988 and was its President until 1995. From 1984 to 1988 he was Vice President of JMB Realty Corporation, a real estate investment company. Mr. Struhl received a B.A. in Sociology from Tulane University in 1984.

     Mr. Wiederecht has served as a director of the Company since October 1997. Mr. Wiederecht has been Vice President, Alternative Investments of General Electric Investments since 1994 where he is responsible for non-traditional private equity transactions. From 1990 to 1994, he was involved in the General Electric Investment real estate portfolio, assuming operational responsibilities for all real estate assets after their acquisition. Mr. Wiederecht joined General Electric Investments in 1989 as Vice President, Financial Planning and Analysis and has worked at the General Electric Company since 1978. Mr. Wiederecht received a B.A. in Economics from St. Lawrence University in 1978.

     Following the Offering, it is expected that Robert Matluck will be named a director of the Company. Mr. Matluck has been a Managing Director of the Underwriter since 1989 and Chief Operating Officer of the Underwriter since December 1997. Mr. Matluck has been a Managing Director of C.E. Unterberg, Towbin Advisors since February 1993. Mr. Matluck was an Assistant Vice President in the private client services group of L.F. Rothschild Unterberg Towbin from February 1985 to January 1987 and a Vice President at Shearson Lehman Brothers from January 1987 to November 1989. Mr. Matluck received a B.A. in Finance from Washington University in St. Louis in 1983.

     Each director holds office until the next annual meeting of stockholders or until a successor has been duly elected and qualifies, or until his or her earlier death, resignation or removal. The Company's executive officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors.

     The Company is seeking to obtain key-person life insurance coverage in the face amount of $2,000,000 for Mr. Tauber naming the Company as beneficiary under such policy.

     Mr. Tauber may be deemed a founder of the Company.

LIMITATIONS ON LIABILITY

     The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to it or its stockholders for monetary damages to the fullest extent permitted by the Delaware GCL. Section 102(b)(7) of the Delaware GCL currently provides that a director's liability for breach of fiduciary duty to a corporation may be eliminated except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware GCL, for unlawful dividends or unlawful stock repurchases or redemptions, and (iv) for any transaction from which the director derives an improper personal benefit. The Delaware GCL does afford persons who serve on the board of directors of a Delaware corporation protection against awards of monetary damages for negligence in the performance of their duties as directors. The Delaware GCL does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Any amendment to these provisions of the Delaware GCL will automatically be incorporated by reference into the Company's Certificate of Incorporation, without any vote on the part of its stockholders, unless otherwise required.

     The Company's By-Laws provide that the Company may indemnify any person, including officers and directors, with regard to any action or proceeding to the fullest extent permitted by Delaware law.

     Upon completion of this Offering, the Company and each of its directors and officers will enter into indemnification agreements. The indemnification agreements will provide that the Company will indemnify its directors and officers against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened, pending or completed legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them was, is or is threatened to be made a party by reason of his or her status as a director, officer or agent of the Company or his or her serving at the request of the Company in any other capacity for or on behalf of the Company, provided that (i) such director or officer acted in good faith and in a manner at least not opposed to the best interests of the Company, (ii) with respect to any criminal proceedings, such director or officer had no reasonable cause to believe his or her conduct was unlawful, (iii) such director or officer is not finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless the court takes the view that in light of the circumstances the director or officer is nevertheless entitled to indemnification, and (iv) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, or the rules or regulations promulgated thereunder. With respect to any action brought by or in the right of the Company, directors and officers may also be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against reasonable costs and expenses incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.

     It is the position of the Commission that insofar as the Company's Certificate of Incorporation, By-Laws or any indemnification agreement may be invoked by any director, officer or stockholder as a means of indemnifying them against liabilities arising under the Securities Act, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has Executive, Audit and Compensation Committees. The Executive Committee consists of Mr. Tauber and Mr. Kempner. Among other functions, the Executive Committee will exercise all the power and authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law. Mr. Wiederecht is the sole member of the Audit Committee. Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews and evaluates the results and scope of the audit and other services provided by the Company's independent auditors, reviews the Company's financial statements and reviews and evaluates the Company's internal control functions. The Compensation Committee consists of Mr. Struhl and Mr. Kempner. The Compensation Committee administers the Company's stock option and stock purchase plans, determines executive compensation and makes recommendations to the Board of Directors concerning salaries and incentive compensation for employees and consultants of the Company.

COMPENSATION OF DIRECTORS

     Non-employee directors currently receive a fee of $500 per meeting for their service on the Board of Directors or any committee thereof. Directors are eligible to receive options under the Company's 1997 Stock Option Plan and 1997 Directors' Stock Option Plan.

EXECUTIVE COMPENSATION


     The following table sets forth a summary of certain information regarding compensation paid or accrued by the Company during the last fiscal year to each of the Company's Chief Executive Officer and each of the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during such period (collectively, the "Named Executives"). The current positions of the Named Executives are also included in the table. Other than the Company's Chief Executive Officer, no employee received total annual salary and bonus in excess of $100,000 for the last fiscal year.


SUMMARY COMPENSATION TABLE

                                                                LONG-TERM COMPENSATION
                                               ------------------------------------------------------
                                                        ANNUAL COMPENSATION
                                               -------------------------------------
                                                                                         SECURITIES
             NAME AND                                                  OTHER ANNUAL      UNDERLYING       ALL OTHER
        PRINCIPAL POSITION             YEAR      SALARY      BONUS     COMPENSATION     OPTIONS/SARS     COMPENSATION
-----------------------------------   ------   ----------   -------   --------------   --------------   -------------
Jeffrey S. Tauber(1) ..............    1996     $118,750      --            --               --              --
Chairman of the Board of Directors,
 Chief Executive Officer and Pres-
 ident ............................


(1) Effective upon consummation of the Offering, Jeffrey S. Tauber will receive a base salary of $250,000, subject to periodic increases.


OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table summarizes certain information with respect to Company stock options granted to the Named Executives during the fiscal year ended December 31, 1996.

                                                         INDIVIDUAL GRANTS
                            ----------------------------------------------------------------------
                                              PERCENT OF
                                                 TOTAL
                              NUMBER OF       OPTIONS/SARS
                              SECURITIES      GRANTED TO      EXERCISE      MARKET
                              UNDERLYING       EMPLOYEES       OR BASE      PRICE ON
                             OPTIONS/SARS      IN FISCAL      PRICE PER     DATE OF     EXPIRATION
          NAME                GRANTED(#)       YEAR 1996        SHARE        GRANT        DATE
-------------------------   --------------   -------------   -----------   ---------   -----------
Jeffrey S. Tauber .......         --              --             --           --           --

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
   OPTION/SAR VALUES

     The following table shows the number of shares covered by both exercisable and unexercisable stock options as of fiscal year-end, and the values for exercisable and unexercisable options. No Named Executive exercised any Company stock options during 1996.

                            NUMBER OF SECURITIES UNDERLYING         VALUE OF
                                UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                   DECEMBER 31, 1996           AT DECEMBER 31, 1996
                            -------------------------------   ---------------------
          NAME               EXERCISABLE     UNEXERCISABLE         EXERCISABLE
-------------------------   -------------   ---------------   ---------------------
Jeffrey S. Tauber .......        --               --                   --

STOCK PLANS

     The Company has historically utilized stock options as an integral component of its compensation program for directors, officers and key employees of the Company. The Company believes that stock options provide long-term incentives to such persons and encourage the ownership of the Common Stock.

     The Company has granted options covering 342,042 shares of Common Stock having exercise prices ranging from $1.00 to $1.79 per share to executive officers and employees of the Company, including Ms. Wiatrowski, Ms. Markus and Mr. Montgomery. Such options are either fully vested or will fully vest by September 1999. Such options have a five year term, except that in the event of the termination of the employment of the option holder (i) for "cause," as defined in the option agreements, all options, whether or not vested, will expire as of the date of such termination, (ii) for reasons other than "cause," the option holder may exercise options for a period of three months after such termination provided that such options are exercisable at such time, and (iii) by reason of death, the option holder's estate may exercise any option exercisable at the time of death for a period of one year following the date of death, but not after the expiration of the term of the option.

     1997 Stock Option Plan. In __________ 1997, the Board of Directors of the Company adopted, and in _________ 1997 the stockholders of the Company approved, the Company's 1997 Stock Option Plan (the "1997 Option Plan"). The 1997 Option Plan and the Directors' Plan (as hereinafter defined) are collectively referred to as the "Stock Option Plans." Under the 1997 Option Plan, stock options may be granted to directors, executives, other key employees and consultants of the Company and its subsidiaries. The maximum number of shares of Common Stock reserved for issuance under the 1997 Option Plan is 1,000,000 shares. No options have been granted under the 1997 Option Plan.

     Options granted under the 1997 Option Plan may be either incentive stock options which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code, or options that do not qualify as incentive stock options. Generally, options granted under the 1997 Option Plan vest ratably over a four-year period on each anniversary of the date of grant. At the Compensation Committee's discretion, however, options may be made exercisable at any other time or upon the occurrence of certain events or the achievement of certain conditions or performance goals. Options granted under the 1997 Option Plan are exercisable for a period not to exceed ten years from the date of grant, except that upon a participant's termination of employment for any reason, all vested options shall expire 90 days following such termination date and any nonvested options shall be immediately forfeited. Pursuant to the terms of the 1997 Option Plan, the exercise price of all incentive stock options and nonqualified stock options granted under the Plan shall not be less than the fair market value of the Common Stock at the time of grant. In the event of a "change of control" of the Company (as defined in the 1997 Option Plan) or the termination of a participant's employment other than for cause, death, disability or voluntary departure, the Compensation Committee may provide that unvested stock options previously granted shall be immediately exercisable and that such options, if not exercised by a prescribed date, shall terminate. The Board of Directors may amend the 1997 Option Plan at any time, except that stockholder approval is required for certain amendments to the extent it is required by law, agreement or the rules of any exchange upon which the Common Stock is listed.

     Directors' Stock Option Plan. In _______ 1997, the Board of Directors adopted and the stockholders of the Company approved, the 1997 Directors' Stock Option Plan (the "Directors' Plan") pursuant to which each member of the Board of Directors who is not an employee of the Company who is elected or continues as a member of the Board of Directors is entitled to receive annually options to purchase 3,000 shares of Common Stock at an exercise price equal to fair market value on the date of grant. The Compensation Committee of the Board of Directors administers the Directors' Plan; however, it cannot direct the number, timing or price of options granted to eligible recipients thereunder.

     Each option grant under the Directors' Plan vests after the first anniversary of the date of grant and expires three years thereafter. The number of shares of Common Stock related to awards that expire unexercised or are forfeited, surrendered, terminated or canceled are available for future awards under the Directors' Plan. If a director's service on the Board of Directors terminates for any reason other than death, all vested options may be exercised by such director until the earlier of his or her death and the expiration date of the option grant. In the event of a director's death, any options which such director was entitled to exercise on the date immediately preceding his or her death may be exercised by a transferee of such director for the six-month period after the date of the director's death. Pursuant to the Directors' Plan, in the case of a director who represents an institutional investor, such as a venture capital fund, option grants may be made directly to the institutional investor on whose behalf a director serves on the Board of Directors.

     The maximum number of shares of Common Stock reserved for issuance under the Directors' Plan is 70,000 shares. No options have been granted under the Directors' Plan.

                             CERTAIN TRANSACTIONS

     In November 1994, Jeffrey S. Tauber and Jane S. Tauber purchased an aggregate of 2,850,508 membership interests in CyberShop, L.L.C. for $200,000.

     In January 1995, Jeffrey S. Tauber and Jane S. Tauber purchased an aggregate of 1,749,492 membership interests in CyberShop, L.L.C. for $139,442.

     In February 1995, Donald J. Weiss purchased 300,000 membership interests in CyberShop, L.L.C. for $150,000.

     In December 1995, Genesis Direct L.L.C. purchased 100,000 membership interests in CyberShop, L.L.C. for $100,000.

     In October 1996, Trustees of General Electric Pension Trust, Leonard J. Fassler, Gerald A. Poch and Porridge Partners II purchased an aggregate of 832,758 membership interests in CyberShop, L.L.C. for $1,000,000.

     In June 1997, Jeffrey S. Tauber, Jane S. Tauber, Trustees of General Electric Pension Trust, Gerald A. Poch, Leonard J. Fassler, Big Wave, NV and Carinton Partnership purchased an aggregate of 864,836 membership intersts in CyberShop, L.L.C. for $1,550,000.

     The 6,697,594 membership interests in CyberShop, L.L.C., representing all of the outstanding membership interests in CyberShop, L.L.C., were exchanged in ______, 1998 for 5,000,000 shares of Common Stock.

     The Board of Directors has adopted a policy, which will be effective simultaneously with the completion of this Offering, to provide that future transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors, (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and (iii) be for bona fide business purposes only.

                            PRINCIPAL STOCKHOLDERS

     The table below sets forth, as of December 10, 1997, certain information regarding beneficial ownership of Common Stock held by (i) each director and each of the Named Executives who own shares of Common Stock, (ii) all directors and executive officers of the Company as a group and (iii) each person known by the Company to own beneficially more than 5% of the Common Stock. Each individual or entity named has sole investment and voting power with respect to shares of Common Stock beneficially owned by them, except where otherwise noted.

                                                                                 PERCENTAGE
                                                            SHARES         BENEFICIALLY OWNED(1)
                                                         BENEFICIALLY      ----------------------
                                                            OWNED
                                                          IMMEDIATELY        BEFORE       AFTER
                                                        BEFORE OFFERING     OFFERING     OFFERING
                                                       -----------------   ----------   ---------
Jeffrey S. Tauber(1) ...............................       3,454,866          69.1%       49.4%
The Jeffrey S. Tauber Grantor Retained Annuity
 Trust(2) ..........................................         653,030          13.1         9.3
Jane S. Tauber(3) ..................................       3,454,866          69.1        49.4
The Jane S. Tauber Grantor Retained Annuity Trust(4)         653,030          13.1         9.3
Trustees of General Electric Pension Trust .........         663,778          13.3         9.5
Michael Kempner ....................................              --            --          --
Warren Struhl ......................................              --            --          --
David Wiederecht   .................................              --            --          --
All Directors and Executive Officers as a Group (7
 Persons)(5): ......................................       3,603,706          72.0        51.5

(1) Includes 653,030 shares of Common Stock held in the name of The Jeffrey S. Tauber Grantor Retained Annuity Trust, with Kevin S. Miller and Jane S. Tauber as trustees, and 1,727,433 shares of Common Stock held in the name of Jeffrey S. Tauber's wife, Jane Tauber, including 653,030 shares held in the name of The Jane S. Tauber Grantor Retained Annuity Trust, with Kevin S.
    Miller and Jeffrey S. Tauber as trustees. Jeffrey S. Tauber disclaims beneficial ownership of all of the shares held in the name of the Jane S. Tauber Grantor Retained Annuity Trust.

(2) All shares owned by The Jeffrey S. Tauber Grantor Retained Annuity Trust are included in the beneficial ownership of Jeffrey S. Tauber, as explained above.

(3) Includes 653,030 shares of Common Stock held in the name of The Jane S. Tauber Grantor Retained Annuity Trust, with Kevin S. Miller and Jeffrey S. Tauber as trustees, and 1,727,433 shares of Common Stock held in the name of Jeffrey S. Tauber, Jane S. Tauber's husband, including 653,030 shares held in the name of The Jeffrey S. Tauber Grantor Retained Annuity Trust with Kevin S. Miller and Jane S. Tauber as trustees. Jane S. Tauber disclaims beneficial ownership of all of the shares held in the name of the Jeffrey S. Tauber Grantor Retained Annuity Trust.

(4) All shares owned by The Jane S. Tauber Grantor Retained Annuity Trust are included in the beneficial ownership of Jane S. Tauber, as explained above.

(5) Includes 148,840 shares of Common Stock issuable upon exercise of options, of which 148,840 are currently exercisable as of December 9, 1997, and none will become exercisable within 60 days from such date. Does not include 143,056 shares of Common Stock issuable upon exercise of options not exercisable within 60 days following such date.

                         DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock. Immediately prior to the consummation of this Offering, the Company had outstanding 5,000,000 shares of Common Stock and no shares of Preferred Stock outstanding. Immediately prior to the consummation of this Offering, there were 13 holders of record of Common Stock. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and By-Laws.

COMMON STOCK

     Following this Offering, 7,000,000 shares of Common Stock will be outstanding. All of the issued and outstanding shares of Common Stock are, and upon the completion of this Offering the 2,000,000 shares of Common Stock offered hereby will be, fully paid and non-assessable. Each holder of shares of Common Stock is entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights. The holders of Common Stock are entitled to dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefor, if any. See "Dividend
Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share ratably in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding Preferred Stock as described below. The holders of Common Stock have no preemptive or other subscription rights to purchase shares of stock of the Company, nor are such holders entitled to the benefits of any redemption or sinking fund provisions.

PREFERRED STOCK

     The Certificate of Incorporation authorizes the Board of Directors to create and issue one or more series of Preferred Stock and determine the rights and preferences of each series, to the extent permitted by the Certificate of Incorporation and applicable law. Among other rights, the Board of Directors may determine, without the further vote or action by the Company's stockholders, (i) the number of shares constituting the series and the distinctive designation of the series; (b) the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series; (iii) whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights; (iv) whether the series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether or not the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, as the case may be, including the date or dates upon or after which they shall be redeemable or exchangeable, as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether the series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund; and (vii) the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company and the relative rights or priority, if any, of payment of shares of the series. Except for any difference so provided by the Board of Directors, the shares of all series of Preferred Stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Although the Company has no present plans to issue any shares of Preferred Stock following the consummation of this offering, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deterring or preventing a change of control of the Company or an unsolicited acquisition proposal. See "Risk Factors -- Anti-Takeover Provisions."

REGISTRATION RIGHTS

     Trustees of General Electric Pension Trust, Leonard J. Fassler, Gerald A. Poch and Porridge Partners II, the holders of an aggregate of 829,856 shares of the Common Stock (collectively, the "Registration Rights Holders") have been granted by the Company certain demand and piggyback registration rights. In general, a majority in interest of the Registration Rights Holders have the right at any time on or after six months from the date of the this Prospectus to cause the Company to register certain holdings of Common Stock (the "Registrable Securities") under the Securities Act. The Company is obligated to effect only one such demand registration. The Registration Rights Holders are also entitled, if the Company decides to file a registration statement covering any of its securities under the Securities Act (with the exception of an offering pursuant to a registration statement on Form S-8 or S-4 or an offering of securities solely to the Company's existing stockholders or a registration statement filed in connection with an initial public offering by the Company), to receive written notice of such a proposed filing at least 30 days before the anticipated filing date and to require the Company to use its reasonable commercial efforts to include a requested amount of their Registrable Securities in the Company's registered offering, subject to reduction if the Company or managing underwriter for the offering determines that the inclusion of such Registrable Securities would interfere with the successful marketing of the offering. The Company's obligation to register the Registrable Securities ceases when such securities have been effectively registered under the Securities Act and have been disposed of pursuant to an effective registration statement covering such Registrable Securities, when such securities are distributed to the public pursuant to Rule 144 of the Securities Act, or when such securities may be sold or transferred pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act. The Company is required to bear all registration expenses (other than underwriting discounts and commissions and fees, and certain fees and disbursements of counsel of the Registration Rights Holders) and has agreed to indemnify the Registration Rights Holders against, and provide contribution with respect to, certain liabilities under the Securities Act in connection with the registrations.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

     The Company is subject to Section 203 of the Delaware GCL. In general, subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those owned by (x) persons who are directors and also officers and
(y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer) or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder. Section 203 defines a "business combination" to include certain mergers, consolidations, asset sales and stock issuances and certain other transactions resulting in a financial benefit to an "interested stockholder." In addition, Section 203 defines an "interested stockholder" to include any entity or person beneficially owning 15 percent or more of the outstanding voting stock of the corporation and any entity or person affiliated with such an entity or person.

THE NASDAQ SMALLCAP MARKET LISTING

     The Company has applied for listing of the Common Stock on The Nasdaq SmallCap Market under the trading symbol "CYSP."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately following this Offering, there will be 7,000,000 shares of Common Stock issued and outstanding (assuming the Underwriters' over-allotment option is not exercised). Of such shares, the 2,000,000 shares of Common Stock to be sold in this Offering will be immediately eligible for sale in the public market, except for any of such shares owned at any time by an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act. The remaining 5,000,000 issued and outstanding shares are "restricted securities" within the meaning of Rule 144 and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least one year, including a person who may be deemed an affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock of the Company, or the average weekly trading volume of Common Stock on The Nasdaq SmallCap Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who is not an "affiliate" of the Company at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years would be entitled to sell such shares immediately following this offering under Rule 144(k) without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144. In addition, any employee, director or officer of, or consultant to, the Company who purchased his shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

     The Company and all of its stockholders and current option holders have agreed to a "lock-up" arrangement under which such stockholders will not offer, sell or contract to sell, or otherwise dispose of, or announce an offering of, any shares of Common Stock, or rights to acquire the same, without the prior written consent of the Underwriter for a period of a maximum of one year after the date of this Prospectus. After the "lock-up" period 1,545,134 shares held by non-affiliates will be saleable pursuant to Rule 144(k) and 3,796,908 shares will be saleable pursuant to Rule 144 and Rule 701.

     Certain stockholders of the Company are entitled to both demand and piggyback registration rights with respect to 829,856 shares of Common Stock. After the expiration of the one year period, such holders may choose to exercise their demand registration rights, which could result in a large number of shares being sold in the public market. See "Description of Capital Stock --Registration Rights."

     Upon completion of the Offering, the Company will issue to the Underwriter the Underwriter's Warrants. The Underwriter's Warrants require that the Common Stock for which such Underwriter's Warrants are exercisable be registered within one year from the date of this Prospectus. See "Underwriting."

     Prior to the date of this Prospectus, there has been no public market for the Common Stock. Trading of the Common Stock on The Nasdaq SmallCap Market is expected to commence on the date of this Prospectus. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. See "Risk Factors -- Shares Eligible for Future Sale; Registration Rights."

                                 UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to C.E. Unterberg, Towbin (the "Underwriter") and the Underwriter has agreed to purchase the 2,000,000 shares of Common Stock offered hereby. In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all 2,000,000 shares of Common Stock offered hereby if any such shares are purchased.

     The Underwriter proposes initially to offer the shares of Common Stock offered hereby to the public at the public offering price per share set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $____ per share. The Underwriter may allow, and such dealers may reallow, a discount not in excess of $____ per share on sales to certain other dealers. After the public offering, the offering price, discount price and reallowance may be changed by the Underwriter.

     The Company has granted the Underwriter an option which may be exercised within 30 days after the date of this Prospectus, to purchase up to an additional 300,000 shares of Common Stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discount.

     The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriter may be required to make in respect thereof.

     Upon completion of this Offering, the Company will sell to the Underwriter, for its own account, the Underwriter's Warrants covering an aggregate of up to 200,000 shares of Common Stock exercisable at a price equal to 110% of the initial public offering price set forth on the cover of this Prospectus. The Underwriter will pay a price of $0.01 per warrant. The Underwriter's Warrants may be exercised as to all or any lesser number of shares of Common Stock commencing ________, 1999 until _________, 2004, and require that the Company register the Common Stock for which such Underwriter's Warrants are exercisable within one year from the date of this Prospectus. The Underwriter's Warrants are not transferable by the warrant holders other than to employees and affiliates of the Underwriter. The exercise price of the Underwriter's Warrants and the number of shares of Common Stock for which such Underwriter's Warrants are exercisable are subject to adjustment to protect the warrant holders against dilution in certain events.

     The Company, and all of its directors, officers, existing stockholders and option holders have agreed to a "lock-up" arrangement under which they may not offer, sell, contract to sell, pledge or otherwise dispose of, or file a registration statement with the Commission in respect of, or establish or increase a put position within the meaning of Section 16 of the Exchange Act with respect to any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction without the prior written consent of the Underwriter for a period of one year after the date of this Prospectus, subject to certain exceptions.

     In connection with the Offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which the Underwriter may bid for, or purchase, Common Stock for the purpose of stabilizing the market price. The Underwriter also may create a short position by selling more Common Stock in connection with the Offering than it is committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of this Offering to cover all or a portion of such short position. In addition, the Underwriter may impose "penalty bids" whereby it may reclaim from a dealer participating in the offering, the selling concession with respect to the Common Stock that it distributed in this Offering, but subsequently purchased for the account of the Underwriter in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The Underwriter has informed the Company that it does not intend to confirm sales to any account over which it exercises discretionary authority.

     Prior to this Offering, there has been no market for the Common Stock of the Company. Accordingly, the initial public offering price for the Common Stock will be determined by negotiation between the Company and the Underwriter. Among the factors considered in determining the initial public offering price were the Company's record of operations, the Company's current financial condition, its future prospects, the state of the markets for its services, the experience of management, the economics of the industry in general, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to the Company.

     Robert Matluck, Chief Operating Officer and a Managing Director of the Underwriter, is expected to be named a director of the Company following the Offering.

                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Rubin Baum Levin Constant & Friedman, New York, New York. Certain legal matters will be passed upon for the Underwriter by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1994, 1995 and 1996, and the period from inception (December 1, 1994) to December 31, 1994 and for the years ended December 31, 1995 and 1996, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

     The Company has filed with the Commission a registration statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is hereby made to such Registration Statement, which can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     Statements contained in this Prospectus as to the contents of any contract or other document to which reference is made are summaries of the material terms of such contracts or documents, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants and with quarterly reports containing updated summary financial information for each of the first three quarters of each fiscal year.

                         CYBERSHOP INTERNATIONAL, INC.
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants ..............................................    F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
 (unaudited) ..........................................................................    F-3
Consolidated Statements of Operations for the Period From Inception (December 1, 1994)
 through December 31, 1994, the Years Ended December 31, 1995 and 1996 and the Nine
 Months ended September 30, 1996 and 1997 (unaudited) .................................    F-4
Consolidated Statements of Stockholders' Equity for the Period from Inception (December
 1, 1994) through December 31, 1994, the Years Ended December 31, 1995 and 1996 and
 the Nine Months Ended September 30, 1997 (unaudited) .................................    F-5
Consolidated Statements of Cash Flows for the Period From Inception (December 1, 1994)
 through December 31, 1994, the Years Ended December 31, 1995 and 1996 and the Nine
 Months Ended September 30, 1996 and 1997 (unaudited) .................................    F-6
Notes to Consolidated Financial Statements ............................................    F-7

     The consolidated financial statements included herein have been adjusted to give effect to the expected contribution of the CyberShop L.L.C. members capital interest to CyberShop International, Inc. in exchange for the issuance of 5,000,000 shares of $.001 par value common stock as described in Note 6 to the consolidated financial statements. CyberShop L.L.C. will then be a wholly owned subsidiary of CyberShop International, Inc. We expect to be in a position to render the following audit report upon the effectiveness of such events assuming that from January 31, 1997 to the effective date of such events, no other events will have occurred that would affect the consolidated financial statements or notes thereto.

                                          Arthur Andersen LLP

Roseland, New Jersey
January 31, 1997


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO CYBERSHOP INTERNATIONAL, INC.:

     We have audited the accompanying consolidated balance sheets of CyberShop International, Inc. (a Delaware Corporation) and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from inception (December 1, 1994) through December 31, 1994 and the years ending December 31, 1995 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CyberShop International, Inc. and subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the period from inception (December 1, 1994) through December 31, 1994 and the years ending December 31, 1995 and 1996 in conformity with generally accepted accounting principles.

                 CYBERSHOP INTERNATIONAL, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS


                             ASSETS                                        DECEMBER 31,             SEPTEMBER 30,
----------------------------------------------------------------   -----------------------------   --------------
                                                                       1995            1996             1997
                                                                   ------------   --------------   --------------
                                                                                                     (UNAUDITED)
CURRENT ASSETS:
 Cash and cash equivalents (Note 2) ............................   $ 110,687      $   509,727       $   764,273
 Accounts receivable, net of allowance for doubtful accounts of $10,000 as of December 31, 1995 and 1996 and Septem-
   ber 30, 1997, respectively ..................................     138,209           39,260            59,038
                                                                   ---------      -----------       -----------
    Total current assets .......................................     248,896          548,987           823,311
FURNITURE AND EQUIPMENT (Note 2):
 Computer equipment ............................................      62,007           86,896           121,621
 Computer software .............................................      64,500           84,105           150,543
 Furniture and fixtures ........................................       1,672           10,212            13,529
 Office equipment ..............................................           0           35,414            37,178
                                                                   ---------      -----------       -----------
                                                                     128,179          216,627           322,871
Less -- accumulated depreciation and amortization ..............     (44,696)        (100,313)         (183,313)
                                                                   ---------      -----------       -----------
    Furniture and equipment, net ...............................      83,483          116,314           139,558
SECURITY DEPOSITS ..............................................           0            4,686             5,140
                                                                   ---------      -----------       -----------
    Total assets ...............................................   $ 332,379      $   669,987       $   968,009
                                                                   =========      ===========       ===========
    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------

CURRENT LIABILITIES:
 Accounts payable ..............................................   $ 125,564      $   148,096       $    79,211
 Accrued liabilities ...........................................         486          102,399               475
 Current portion of capital lease obligations (Note 4) .........           0            8,147            10,141
                                                                   ---------      -----------       -----------
   Total current liabilities ...................................     126,050          258,642            89,827
LONG-TERM LIABILITIES:
 Deferred rent .................................................           0              899             2,923
 Capital lease obligations (Note 4) ............................           0           12,049            11,190
                                                                   ---------      -----------       -----------
   Total long-term liabilities .................................           0           12,948            14,113
                                                                   ---------      -----------       -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (Note 1):
Members capital interest .......................................     589,443        1,589,443                 0
Preferred stock, $.001 par value, 5,000,000 authorized; 0 shares
 issued and outstanding ........................................           0                0                 0
Common stock, $.001, par value, 25,000,000 authorized; 5,000,000
 shares issued and outstanding .................................           0                0             5,000
Additional paid-in capital .....................................           0                0           859,069
Accumulated deficit ............................................    (383,114)      (1,191,046)                0
                                                                   ---------      -----------       -----------
   Total stockholders' equity ..................................     206,329          398,397           864,069
                                                                   ---------      -----------       -----------
   Total liabilities and stockholders' equity ..................   $ 332,379      $   669,987       $   968,009
                                                                   ==========     ============      ===========

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                 CYBERSHOP INTERNATIONAL, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           INCEPTION
                                         (DECEMBER 1,
                                         1994) THROUGH                                            NINE MONTHS ENDED
                                         DECEMBER 31,        YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                                        ---------------   ------------------------------   -------------------------------
                                             1994             1995             1996            1996             1997
                                        ---------------   -------------   --------------   -------------   ---------------
                                                                                                     (UNAUDITED)
REVENUES (Note 2):
 Net sales ..........................      $      0         $  18,670       $ 272,560        $  57,245       $   496,150
 Manufacturer set up fees ...........             0           417,365          74,325           68,325            82,435
 Other revenues .....................             0             8,800           8,500            8,500               509
                                           --------         ---------       ---------        ---------       -----------
   Total revenues ...................             0           444,835         355,385          134,070           579,094
COST OF REVENUES ....................             0            13,769         155,274           30,680           355,602
                                           --------         ---------       ---------        ---------       -----------
   Gross profit .....................             0           431,066         200,111          103,390           223,492
   SELLING, GENERAL AND AD-
    MINISTRATIVE EXPENSES ...........        47,543           772,744       1,011,257          419,714         1,323,115
                                           --------         ---------       ---------        ---------       -----------
 Loss from operations ...............       (47,543)         (341,678)       (811,146)        (316,324)       (1,099,623)
OTHER INCOME ........................            85             6,022           3,214              727            15,295
                                           --------         ---------       ---------        ---------       -----------
 Net loss ...........................     ($ 47,458)       ($ 335,656)     ($ 807,932)      ($ 315,597)     ($ 1,084,328)
                                           ========         =========       =========        =========       ===========
PRO FORMA NET LOSS DATA (unaudited) (Notes 1, 2 and 5):
 Net loss ...........................     ($ 47,458)       ($ 335,656)     ($ 807,932)      ($ 315,597)     ($ 1,084,328)
 Pro forma income tax benefit .......       (18,983)         (134,262)       (323,173)        (126,239)         (433,731)
                                           --------         ---------       ---------        ---------       -----------
 Pro forma net loss .................     ($ 28,475)       ($ 201,394)     ($ 484,759)      ($ 189,358)     ($   650,597)
                                           ========         =========       =========        =========       ===========


PRO FORMA NET LOSS
PER COMMON SHARE (unaudited) (Note 2) ........   ($      .10)   ($      .12)
                                                  ==========     ==========
PRO FORMA WEIGHTED AVERAGE
COMMON SHARES OUTSTANDING (Note 2) ...........   4,755,308      5,257,683


The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                 CYBERSHOP INTERNATIONAL, INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                            MEMBERS      ADDITIONAL
                                                                COMMON      CAPITAL       PAID-IN     ACCUMULATED
                                                                STOCK      INTEREST       CAPITAL       DEFICIT
                                                               -------- --------------- ----------- ---------------
BALANCE AS OF INCEPTION (DECEMBER 1, 1994) ...................  $    0   $          0     $      0   $          0
 Issuance of members capital interest ........................       0        200,000            0              0
 Net loss ....................................................       0              0            0        (47,458)
                                                                ------   ------------    ---------   ------------
BALANCE AS OF DECEMBER 31, 1994 ..............................       0        200,000            0        (47,458)
 Issuance of members capital interest ........................       0        389,443            0              0
 Net loss ....................................................       0              0            0       (335,656)
                                                                ------   ------------    ---------   ------------
BALANCE AS OF DECEMBER 31, 1995 ..............................       0        589,443            0       (383,114)
 Issuance of members capital interest ........................       0      1,000,000            0              0
 Net loss ....................................................       0              0            0       (807,932)
                                                                ------   ------------    ---------   ------------
BALANCE AS OF DECEMBER 31, 1996 ..............................       0      1,589,443            0     (1,191,046)
 Issuance of members capital interest ........................       0      1,550,000            0              0
 Net loss ....................................................       0              0            0     (1,084,328)
 Contribution of members capital interest in exchange for the
   issuance of 5,000,000 shares of common stock (Note 6) .....   5,000     (3,139,443)     859,069      2,275,374
                                                                ------   ------------    ---------   ------------
BALANCE AS OF SEPTEMBER 30, 1997 (unaudited) .................  $5,000   $          0     $859,069   $          0
                                                                ======   ============    =========   ============

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                 CYBERSHOP INTERNATIONAL, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          INCEPTION
                                                        (DECEMBER 1,
                                                        1994) THROUGH
                                                          DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                                        --------------- -----------------------------
                                                             1994            1995           1996
                                                        --------------- -------------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss .............................................   ($ 47,458)     ($ 335,656)    ($ 807,932)
 Adjustments to reconcile net loss to net cash used in
  operating activities-  ..............................
  Depreciation  .......................................       2,193          42,503         55,617
  Changes in assets and liabilities- ..................
   (Increase) decrease in accounts receivable, net ....           0        (138,209)        98,949
   Increase in other assets ...........................           0               0         (4,686)
   Increase (decrease) in accounts payable ............       3,407         122,157         22,532
   Increase (decrease) in accrued liabilities .........           0             486        101,913
   Increase (decrease) in due to officer ..............      38,815         (38,815)             0
   Increase in deferred rent ..........................           0               0            899
                                                           --------       ---------      ---------
     Net cash used in operating activities ............      (3,043)       (347,534)      (532,708)
CASH FLOWS FROM INVESTING ACTIVITIES --
 Purchases of furniture and equipment .................     (39,480)        (88,699)       (67,812)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from the issuance of members capital in-
  terest ..............................................     200,000         389,443      1,000,000
 Proceeds from officer loan ...........................           0               0        150,000
 Repayment of officer loan ............................           0               0       (150,000)
 Payments of capital lease obligations  ...............           0               0           (440)
                                                           --------       ---------      ---------
     Net cash provided by financing activities ........     200,000         389,443        999,560
                                                           --------       ---------      ---------
     Net increase (decrease) in cash ..................     157,477         (46,790)       399,040
CASH AND CASH EQUIVALENTS, beginning of
 period ...............................................           0         157,477        110,687
                                                           --------       ---------      ---------
CASH AND CASH EQUIVALENTS, end of period ..............    $157,477       $ 110,687      $ 509,727
                                                           ========       =========      =========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest  ..............................    $      0       $       0      $   1,220
                                                           ========       =========      =========
 Assets acquired under capital lease obligations ......    $      0       $       0      $  20,636
                                                           ========       =========      =========

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                        -----------------------------
                                                             1996            1997
                                                        -------------- ----------------
                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ............................................. ($ 315,597)     ($ 1,084,328)
 Adjustments to reconcile net loss to net cash used in
  operating activities- ...............................
  Depreciation ........................................     41,713            83,000
  Changes in assets and liabilities- ..................
   (Increase) decrease in accounts receivable, net ....    107,733           (19,778)
   Increase in other assets ...........................     (3,200)             (454)
   Increase (decrease) in accounts payable ............    (44,447)          (68,885)
   Increase (decrease) in accrued liabilities .........         (2)         (101,924)
   Increase (decrease) in due to officer ..............          0                 0
   Increase in deferred rent ..........................          0             2,024
                                                         ---------       -----------
     Net cash used in operating activities ............   (213,800)       (1,190,345)
CASH FLOWS FROM INVESTING ACTIVITIES --
 Purchases of furniture and equipment .................    (30,093)          (99,931)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from the issuance of members capital in-
  terest                                                         0         1,550,000
 Proceeds from officer loan ...........................    150,000                 0
 Repayment of officer loan  ...........................          0                 0
 Payments of capital lease obligations ................          0            (5,178)
                                                         -----------     ------------
     Net cash provided by financing activities ........    150,000         1,544,882
                                                         -----------     ------------
     Net increase (decrease) in cash ..................    (93,893)          254,546
CASH AND CASH EQUIVALENTS, beginning of
 period ...............................................    110,687           509,727
                                                         -----------     ------------
CASH AND CASH EQUIVALENTS, end of period ..............  $  16,794       $   764,273
                                                         ===========     ============
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest  ..............................  $       0       $     3,937
                                                         ===========     ============
 Assets acquired under capital lease obligations ......  $       0       $     6,313
                                                         ===========     ============


The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                    CYBERSHOP INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) DESCRIPTION OF THE BUSINESS:

     CYBERSHOP L.L.C. WAS ORGANIZED UNDER THE LAWS OF THE STATE OF NEW JERSEY AS AN L.L.C. IN DECEMBER 1994 and is a wholly owned subsidiary of CyberShop International, Inc. ("the Company") (see Note 6).

     The Company is an online retailer that offers more than 40,000 brand name products from over 400 manufacturers to customers from the Company's web site on the World Wide Web (the "Web") and from its store that resides on America Online ("AOL").

     The accompanying unaudited consolidated financial statements as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and note disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. In the opinion of the Company, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the consolidated financial position, results of operations and changes in cash flows for the periods presented have been made.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Use of Estimates in the Preparation of Financial Statements-

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Principles of Consolidation-

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

     Revenue Recognition-

     The Company has entered into contracts with certain vendors whereby the Company will be paid a "set up" fee for each vendor product offered by the Company. The Company recognizes the set up fee revenue when the vendors' products are offered on the Company's web site. The Company recognizes revenue on product sales when the goods are shipped from the vendor.

     Cash and Cash Equivalents-

     The Company considers all short-term marketable equity securities with a maturity of three months or less to be cash equivalents.

     Furniture and Equipment-

     Furniture and equipment are recorded at cost. Depreciation is computed using the straight-line method over the assets' estimated useful lives.

     Income Taxes-

     The stockholders of CyberShop L.L.C. had elected to be treated as a partnership for both Federal and state income tax purposes for all periods through September 30, 1997. The net loss for those periods will be included in the individual income tax returns of the stockholders (see Note 6).

                         CYBERSHOP INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: - (CONTINUED)

     The Company uses the asset and liability method to calculate deferred tax assets and liabilities. Deferred taxes are recognized on the differences between the financial reporting and income tax basis of assets and liabilities using enacted tax rates.

     Long-Lived Assets-

     During 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets" ("SFAS 121"). SFAS 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. As a result of its review, the Company does not believe that any impairment currently exists related to its long-lived assets.

     Stock Based Compensation-

     The Financial Accounting Standards Board has issued a new standard, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires that an entity account for employee stock compensation under a fair value based method. However, SFAS 123 also allows an entity to continue to measure compensation cost for employee stock-based compensation using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Entities electing to remain with the accounting under Opinion 25 are required to make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting under SFAS 123 had been applied. The Company will continue to account for employee stock-based compensation under Opinion 25 and will make the pro forma disclosures required under SFAS 123.

     Pro Forma Net Loss Per Common Share-

     Pro forma net loss per common share has been computed by dividing pro forma net loss by the pro forma number of common shares outstanding. As required by the Securities and Exchange Commission rules, all warrants, options and shares issued within one year of the public offering at less than the public offering price are assumed to be outstanding for each period presented for purposes of the per share calculation.

     Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") which becomes effective for the period ending December 31, 1997, establishes new standards for computing and presenting earnings per share (EPS). The new standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding adjusted to reflect potentially dilutive securities. Previously reported EPS amounts must be restated under the new standard when it becomes effective. Pro forma basic EPS for the year ending December 31, 1996 and for the nine months ending September 30, 1997 would have been ($.11) and ($.13), respectively. Pro forma diluted EPS for the year ending December 31, 1996 and the nine months ending September 30, 1997 would have been ($.10) and ($.12), respectively.

                         CYBERSHOP INTERNATIONAL, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

(3) LEASE COMMITMENTS:

     Capital Leases-

     Included in furniture and equipment is certain office equipment under capital leases which expire through December 1999. Future minimum lease payments as of December 31, 1996 are as follows-

       1997 .................................................    $  8,147
       1998 .................................................       8,914
       1999 .................................................       8,727
                                                                 --------
       Total minimum lease payments .........................      25,788
       Less- Amount representing interest ...................      (5,592)
                                                                 --------
       Present value of future minimum lease payments .......      20,196
       Less- Current portion ................................       8,147
                                                                 --------
       Long-term portion of capital lease obligations .......    $ 12,049
                                                                 ========

     Operating Leases-

     In September 1996, the Company began leasing its main office space in New York under a 10 year operating lease that expires in August 2006. The following are the minimum lease payments for the office as of December 31, 1996.



       1997 .................................................   $32,400
       1998 .................................................    32,832
       1999 .................................................    33,696
       2000 .................................................    34,144
       2001 .................................................    35,040
       Thereafter ...........................................   172,068

     Rent expense for the period from inception (December 1, 1994) through December 31, 1994, the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 amounted to $0, $0, $13,533, $2,700 and $26,324, respectively.

(4) INCOME TAXES:

     As described in Note 2, CyberShop L.L.C. previously elected limited liability company status under the provisions of the Internal Revenue Code (see
Note 6).

     The following unaudited pro forma information has been determined based upon the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). This information reflects income tax expense that the Company would have incurred had it operated as a C Corporation for Federal and state income taxes from its inception, without contemplating any applicable tax laws related to the utilization of net operating losses. Temporary differences have been deemed immaterial.

                         CYBERSHOP INTERNATIONAL, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
(4) INCOME TAXES: - (CONTINUED)



                                               PERIOD FROM INCEPTION                                     NINE MONTHS ENDED
                                                (DECEMBER 1, 1994)     YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                                                     THROUGH         ----------------------------- ---------------------------
                                                DECEMBER 31, 1994         1995           1996           1996           1997
                                              ---------------------- -------------- -------------- -------------- --------------
Federal tax benefit at statutory rate .......       ($ 16,136)        ($ 114,123)    ($ 274,697)    ($ 107,303)    ($ 368,672)
State income benefit net of Federal
 benefit ....................................          (2,847)           (20,139)       (48,476)       (18,936)       (65,059)
                                                     --------          ---------      ---------      ----------     ---------
                                                    ($ 18,983)        ($ 134,262)    ($ 323,173)    ($ 126,239)    ($ 433,731)
                                                     ========          =========      =========      =========      =========

(5) STOCK OPTIONS:

     A summary of nonqualified stock options outstanding at December 31, 1996 and September 30, 1997 and the changes during the year and nine months then ended, respectively, is presented in the table below-

                                                                 EXERCISE
                                                    OPTIONS       PRICE
                                                   ---------   ------------
       Outstanding at January 1, 1996 ..........         0       $     0
       Granted .................................   134,303          1.00
       Exercised ...............................         0             0
       Forfeited ...............................         0             0
                                                   -------       -------
       Outstanding at December 31, 1996 ........   134,303          1.00
       Granted .................................   207,739          1.79
       Exercised ...............................         0             0
       Forfeited ...............................         0             0
                                                   -------       -------
       Outstanding at September 30, 1997 .......   342,042       $  1.00-
                                                   =======       =======
                                                                 $  1.79
                                                                 =======
       Exercisable at September 30, 1997 .......   128,404       $  1.00-
                                                   =======     =========
                                                                 $  1.79
                                                                 =======

     The above options vest ratably over a two year period and expire five years from the date of grant.

     Effective January 1, 1996, the Company adopted the provisions of SFAS 123 "Accounting for Stock-Based Compensation." As permitted by the statement, the Company has elected to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation cost has been recognized for stock options granted at or above market value. Had the fair value method of accounting been applied to the Company's stock option grants, which requires recognition of compensation cost ratably over the vesting period of the underlying equity instruments, the net loss would have been increased by $2,304, $1,611 and $3,230 for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively. There would have been no effect on the pro forma net loss per common share for each of these periods. This pro forma impact takes into account options granted since January 1, 1996 and is likely to increase in future years as additional options are granted and amortized ratably over the vesting period. The average fair value of options granted during the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 was $.11, $.12 and $.21, respectively. The fair value was estimated using the Black-Scholes option pricing model based on the weighted average market price of $1.00 in 1996 and $1.79 in 1997 and the following weighted average assumptions: risk free interest rate of 6.5% and no volatility. There were no options granted for any periods prior to the year ended December 31, 1996.

                         CYBERSHOP INTERNATIONAL, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

(6) SUBSEQUENT EVENT (UNAUDITED):

     Contributions of Members Capital Interest-

     In October, 1997, the Company was incorporated in the State of Delaware. Prior to the Offering, the members of CyberShop, L.L.C. will contribute their membership interests in exchange for 5,000,000 shares of Common Stock of the Company. As a result, the Company is subject to Federal and state corporate tax rates as a C Corporation.

     Stock Option Plans-

     The Company intends to adopt the 1997 Stock Option Plan ("the 1997 Option Plan"). Under the 1997 Option Plan, stock options may be granted to directors, executives, other key employees and consultants of the Company and its subsidiary. The maximum number of shares of Common Stock reserved for issuance under the 1997 Option Plan is 1,000,000 shares. No options have been granted under the 1997 Option Plan.

     The Company intends to adopt the 1997 Directors' Stock Option Plan ("the Directors' Plan"). Pursuant to the Directors' Plan, each member of the Board of Directors who is not an employee of the Company who is elected or continues as a member of the board of Directors is entitled to receive annually options to purchase 3,000 shares of Common Stock at an exercise price equal to fair market value on the date of the grant.

     Marketing Agreements-

     The Company entered into a marketing agreement with AOL pursuant to which AOL will market the products offered by the Company. Under the terms of such agreement, the Company will pay a total of approximately $500,000 during 1998.

     Public Offering-

     The Company is undertaking a public offering of 2,000,000 shares of Common Stock. The authorized stock of the Company is 25,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock.

[DESCRIPTION OF CYBERSHOP PRODUCT PAGE
The Product display page presents users with a large size, full color photograph of the product for sale and a text description of the items offered. Users are able to add items to their shopping bag for purchase in one final transaction. The presentation also may include direct links to some or all of the following: glossary of terms, features and benefits, related products, and additional information about the product(s).]

===========================================================                     ====================================================
     NO PERSON HAS BEEN  AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY  REPRESENTATIONS  IN  CONNECTION  WITH  THIS
OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND,
IF   GIVEN   OR   MADE,   SUCH   OTHER    INFORMATION   AND
REPRESENTATIONS  MUST NOT BE  RELIED  UPON AS  HAVING  BEEN
AUTHORIZED BY THE COMPANY OR THE  UNDERWRITER.  NEITHER THE
DELIVERY  OF THIS  PROSPECTUS  NOR ANY SALE MADE  HEREUNDER                                        2,000,000 SHARES
SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT
THERE  HAS BEEN NO  CHANGE IN THE  AFFAIRS  OF THE  COMPANY
SINCE  THE DATE  HEREOF OR THAT THE  INFORMATION  CONTAINED                                       [GRAPHIC OMITTED]
HEREIN IS  CORRECT AS OF ANY TIME  SUBSEQUENT  TO ITS DATE.
THIS  PROSPECTUS  DOES NOT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION  OF AN OFFER TO BUY ANY SECURITIES  OTHER THAN
THE  REGISTERED   SECURITIES  TO  WHICH  IT  RELATES.  THIS
PROSPECTUS  DOES  NOT  CONSTITUTE  AN  OFFER  TO  SELL OR A
SOLICITATION  OF AN  OFFER TO BUY  SUCH  SECURITIES  IN ANY                                   CYBERSHOP INTERNATIONAL, INC.
CIRCUMSTANCES  IN  WHICH  SUCH  OFFER  OR  SOLICITATION  IS
UNLAWFUL.
                                                                                                    COMMON STOCK

                      ---------------

                     TABLE OF CONTENTS





                                                      PAGE
                                                      ----
Prospectus Summary ..............................       3
Risk Factors ....................................       6                                         ----------------
Use of Proceeds .................................      14                                            PROSPECTUS
Dividend Policy .................................      14                                         ----------------
Dilution ........................................      15
Capitalization ..................................      16
Selected Financial Data .........................      17
Management's Discussion and Analysis of Fi-
   nancial Condition and Results of Opera-
   tions ........................................      18                                      C.E. UNTERBERG, TOWBIN
Business ........................................      21
Management ......................................      32
Certain Transactions ............................      37                                                      , 1998
Principal Stockholders ..........................      37
Description of Capital Stock ....................      38
Shares Eligible for Future Sale .................      40
Underwriting ....................................      41
Legal Matters ...................................      42
Experts .........................................      42
Additional Information ..........................      42
Index to Consolidated Financial Statements ......     F-1

                      ---------------

     UNTIL              ,  1998,  ALL   DEALERS   EFFECTING
TRANSACTIONS IN THE REGISTERED  SECURITIES,  WHETHER OR NOT
PARTICIPATING  IN THIS  DISTRIBUTION,  MAY BE  REQUIRED  TO
DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION
OF  DEALERS  TO  DELIVER  A   PROSPECTUS   WHEN  ACTING  AS
UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.

===========================================================                     ====================================================

                                    PART II



                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the Common Stock offered hereby, other than underwriting discounts and commissions:

     Securities and Exchange Commission filing fee ................    $ 5,428
     Nasdaq SmallCap Market listing fee ...........................    $     *
     NASD filing fee ..............................................    $ 2,340
     Blue Sky fees and expenses (including attorneys' fees) .......    $22,000
     Accounting fees and expenses .................................    $     *
     Legal fees and expenses ......................................    $     *
     Printing and engraving expenses ..............................    $     *
     Transfer agent and registrar fees ............................    $     *
     Miscellaneous ................................................    $     *
                                                                       -------
     Total ........................................................    $     *
                                                                       =======

----------

* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) The Certificate of Incorporation of the Registrant provides for, and the By-Laws of the Registrant require, indemnification of directors, officers, employees and agents to the full extent permitted by law.

     (b) Pursuant to the provisions of Section 145 of the Delaware GCL, every Delaware corporation has the power to indemnify any person who was or is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense or settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

     (c) Section 102(b)(7) of the Delaware GCL currently provides that a director's liability for breach of fiduciary duty to a corporation may be eliminated except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware GCL, for unlawful dividends or unlawful stock repurchases or redemptions, and (iv) for any transaction from which the director derives an improper personal benefit.

     (d) See the Underwriting Agreement (the form of which is included as Exhibit 1.1 to this Registration Statement) for provisions regarding the indemnification under certain circumstances of the Registrant, its directors and certain of its officers by the Underwriter.

     (e) See the Form of Indemnification Agreement (to be entered into simultaneously with the completion of this offering between the Registrant and each of its directors and officers and which is included as Exhibit 10.4 to this Registration Statement) for provisions regarding the indemnification under certain circumstances of the directors and executive officers of the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The securities issued in the transactions described below were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to transactions by an issuer not involving any public offering. The factors that assured the availability of the exemption provided by
Section 4(2) of the Securities Act included the sophistication of the offerees and the purchasers, their access to material information, the disclosures actually made to them by the Company and the absence of any general solicitation or advertising.

     In November 1994, CyberShop, L.L.C. issued 2,850,508 membership interests to a class of two accredited investors for the aggregate offering price of $200,000.

     In January 1995, CyberShop, L.L.C. issued 1,749,492 membership interests to a class of two accredited investors for the aggregate offering price of $139,442.

     In February 1995, CyberShop, L.L.C. issued 300,000 membership interests to one accredited investor for the aggregate offering price of $150,000.

     In December 1995, CyberShop, L.L.C. issued 100,000 membership interests to one accredited investor for the aggregate offering price of $100,000.

     In October 1996, CyberShop, L.L.C. issued 832,758 membership interests to a class of four accredited investors for the aggregate offering price of $1,000,000.

     In June 1997, CyberShop, L.L.C. issued 864,836 membership interests to a class of seven accredited investors for the aggregate offering price of $1,550,000.

     Pursuant to the Contribution, the 6,697,594 membership interests in
CyberShop, L.L.C. were exchanged in       , 1998 for 5,000,000 shares of Common
Stock. The Company relied upon the exemption from registration under Section 3(a)(9) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

   1.1     Form of Underwriting Agreement.*
   3.1     Certificate of Incorporation of the Registrant.
   3.2     By-Laws of the Registrant.
   4.1     Specimen of Certificate for Common Stock.*
   5.1     Opinion of Rubin Baum Levin Constant & Friedman.*
  10.1     Third Amended and Restated Operating Agreement of CyberShop, L.L.C. effective as of October 10, 1997.
  10.2     Lease Agreement dated August 19, 1996 between the Company and Andim LTD., c/o
           RVP Management Corp.*
  10.3     Contribution Agreement between the Company and the members of CyberShop,
           L.L.C.*

  10.4      Form of Officer and Director Indemnification Agreement.*
  10.5      1997 Stock Option Plan of the Company.*
  10.6      1997 Directors' Stock Option Plan.*
  10.7      Registration  Rights Agreement dated as of October 18, 1996, amended as of June 3, 1997, among the Company,  Trustees of General Electric
            Pension Trust, Leonard J.
            Fassler, Gerald A. Poch and Porridge Partners II.
  10.8      Interactive Marketing Agreement dated as of July 30, 1996 between the Company and
            America Online, Inc.*
  10.9      Warrant Agreement dated as of       , 1998 between the Company and C.E. Unterberg,
            Towbin.*
  10.10     Form of Warrant Certificate of the Company.*
  21.1      Subsidiaries of the Registrant.
  23.1      Consent of Arthur Andersen LLP.
  23.3      Consent of Rubin Baum Levin Constant & Friedman (contained in Exhibit 5.1).*
  24.1      Power of Attorney (contained on the signature page to the Registration Statement).
  27.1      Financial Data Schedule.
  99.1      Consent of Robert Matluck.


----------

* To be filed by amendment.


     (b) Financial Statement Schedules

         Schedule II -- Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on December 19, 1997.


                                        CYBERSHOP INTERNATIONAL, INC.


                                        By: /s/ Jeffrey S. Tauber
                                           ------------------------------------
                                           Jeffrey S. Tauber, Chairman of the
                                           Board, Chief Executive Officer and
                                           President


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes appoints Jeffrey S. Tauber his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities indicated on the 19th day of December, 1997.

        SIGNATURE                              TITLE                            DATE
--------------------------   -----------------------------------------   ------------------
    /s/ Jeffrey S. Tauber    Chairman of the Board, Chief Executive       December 19, 1997
---------------------------- Officer and Director (Principal
        Jeffrey S. Tauber    Executive Officer, Principal Accounting
                             Officer and Principal Financial Officer)


     /s/ Michael Kempner     Director                                     December 19, 1997
---------------------------
         Michael Kempner


      /s/ Warren Struhl      Director                                     December 19, 1997
---------------------------
          Warren Struhl


    /s/ David Wiederecht     Director                                     December 19, 1997
----------------------------
        David Wiederecht


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CyberShop International, Inc.:

     We have audited in accordance with generally accepted auditing standards, the 1994, 1995 and 1996 consolidated financial statements of CyberShop International, Inc. and subsidiary included on pages F-3 and F-11 of this registration statement and have issued our report thereon dated January 31. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 16(b) of this registration statement is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements as of December 31, 1994, 1995 and 1996 and for the period from inception (December 1, 1994) through December 31, 1994 and the years ending December 31, 1995 and 1996 and in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          Arthur Andersen LLP

Roseland, New Jersey
January 31, 1997

                                                                     Schedule II

                       VALUATION AND QUALIFYING ACCOUNTS
                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                 BALANCE AT     CHARGED TO
                                                 BEGINNING      COSTS AND                    BALANCE AT
                                                  OF YEAR       EXPENSES      DEDUCTIONS     END OF YEAR
                                                ------------   -----------   ------------   ------------
For the period from inception (December 1,
 1994) through December 31, 1994 ............     $     0             0              0              0
For the year ending December 31, 1995 .......           0        10,000              0         10,000
For the year ending December 31, 1996 .......      10,000        32,725        (32,725)        10,000

                                 EXHIBIT INDEX

                                                                                               SEQUENTIAL
 EXHIBIT                                                                                          PAGE
 NUMBER                                       DESCRIPTION                                        NUMBER
---------                                     -----------                                      -----------
   1.1      Form of Underwriting Agreement.*
   3.1      Certificate of Incorporation of the Registrant.
   3.2      By-Laws of the Registrant.
   4.1      Specimen of Certificate for Common Stock.*
   5.1      Opinion of Rubin Baum Levin Constant & Friedman.*
  10.1      Third Amended and Restated Operating Agreement of CyberShop, L.L.C. effec-
            tive as of October 10, 1997.
  10.2      Lease Agreement dated August 19, 1996 between the Company and Andim LTD.,
            c/o RVP Management Corp.*
  10.3      Contribution Agreement between the Company and the members of CyberShop,
            L.L.C.*
  10.4      Form of Officer and Director Indemnification Agreement.*
  10.5      1997 Stock Option Plan of the Company.*
  10.6      1997 Directors' Stock Option Plan.*
  10.7      Registration  Rights Agreement dated as of October 18, 1996, amended as of June 3, 1997, among the Company,  Trustees of General Electric
            Pension  Trust,  Leonard  J.  Fassler,  Gerald A. Poch and  Porridge
            Partners II.
  10.8      Interactive Marketing Agreement dated as of July 30, 1996 between the Company and America Online, Inc.*
  10.9      Warrant Agreement dated as of       , 1998 between the Company and C.E.
            Unterberg, Towbin.*
  10.10     Form of Warrant Certificate of the Company.*
  21.1      Subsidiaries of the Registrant.
  23.1      Consent of Arthur Andersen LLP.
  23.3      Consent of Rubin Baum Levin Constant & Friedman (contained in Exhibit 5.1).*
  24.1      Power of Attorney (contained on the signature page to the Registration Statement).
  27.1      Financial Data Schedule.
  99.1      Consent of Robert Matluck.


----------

* To be filed by amendment.

(b) Financial Statement Schedules
     Schedule II -- Valuation and Qualifying Accounts